Filed Pursuant to Rule 424(b)(5)
Registration No. 333-202318

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities, and they are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated December 2, 2015

PROSPECTUS SUPPLEMENT

(To prospectus dated March 12, 2015)

1,200,000 Shares

Common Stock

We are offering 1,200,000 shares of our voting common stock, par value $0.01 per share, which we refer to as our “common stock,” to be sold in this offering.

Our common stock is listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “WFBI.” On December 1, 2015, the last sale price of our common stock as reported on Nasdaq was $21.94 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement and the “Risk Factors” section of our most recent Annual Report on Form 10-K and in our other reports that we file with the Securities and Exchange Commission to read about certain risks and uncertainties that you should consider before investing in our common stock. You should carefully read this prospectus supplement and the accompanying base prospectus, including information incorporated by reference herein, before you invest in our common stock.

The securities offered under this prospectus supplement are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters an option to purchase up to an additional 180,000 shares of our common stock within 30 days after the date of this prospectus supplement at the public offering price, less underwriting discounts and commissions.

The underwriters expect to deliver the common stock in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, against payment therefor, on or about December     , 2015.

Keefe, Bruyette & Woods

                                                   A Stifel Company

Raymond James

The date of this prospectus supplement is December     , 2015.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying base prospectus, which is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Some of the information in the prospectus may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both the prospectus supplement and the accompanying base prospectus combined. As permitted under the rules of the SEC, this prospectus incorporates by reference important business information about WashingtonFirst Bankshares, Inc. that is contained in documents that we file with the SEC, but that are not included in, or delivered with, this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at http://www.sec.gov, as well as other sources. See “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus or to which this prospectus refers you, or in other offering materials filed by us with the SEC. Neither we nor the underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any document incorporated by reference or any free writing prospectus is accurate as of any date other than the date mentioned on the cover page of these documents. Our business, financial condition, results of operations and prospects may have changed since the date of such information. If information in this prospectus supplement is inconsistent with the accompanying prospectus or with any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, you should rely on this prospectus supplement. Neither we nor the underwriters are making offers to sell the securities described in this prospectus supplement in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

The information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus is not investment, legal or tax advice. You should consult your own legal counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of shares of our common stock.

The words “WashingtonFirst,” “we,” “our,” “ours” and “us” as used herein refer to WashingtonFirst Bankshares, Inc. and its subsidiaries, unless otherwise stated. The phrases “common stock” and “Series A non-voting common stock” as used herein refer to our voting common stock, par value $0.01 per share, and our non-voting common stock, Series A, par value $0.01 per share, respectively, unless otherwise stated.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” We file annual, quarterly, and current reports, proxy

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statements and other information with the SEC under the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, is available free of charge in the corporate information section of the Investor Relations page of our website at https://www.wfbi.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus; we have included our website address in this prospectus solely as an inactive textual reference.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered with this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and the common stock. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC’s Public Reference Room and on the SEC’s website at the addresses set forth above.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” certain information and reports we file with the SEC. This means:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and incorporated filings.

We incorporate by reference the documents listed below that we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 16, 2015;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014 from our definitive proxy statement on Schedule 14A filed on March 19, 2015;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015, filed on May 6, 2015; the quarter ended June 30, 2015, filed on August 7, 2015; and the quarter ended September 30, 2015, filed on November 9, 2015;

•	our Current Reports on Form 8-K filed on January 5, 2015, January 28, 2015, February 24, 2015 (with respect to Items 8.01 and 9.01 only), April 30, 2015, May 19, 2015, May 21, 2015, and October 6, 2015 (excluding Item 7.01 and the related Exhibit 99.1); and

•	the description of our common stock, par value $.01 per share, that is contained in our Registration Statement on Form 8-A filed December 20, 2012, including any amendment or report filed with the SEC for the purpose of updating such description.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the completion or termination of the offering under this prospectus. We do not and will not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed “filed” with the

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SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K (including exhibits related thereto) after the date of this prospectus supplement unless, and except to the extent, specified in such Current Reports.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

WashingtonFirst Bankshares, Inc.

11921 Freedom Drive, Suite 250

Reston, Virginia 20190

Attn: Richard D. Horn

General Counsel and Corporate Secretary

(703) 840-2410

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying base prospectus, and the other documents we incorporate by reference into this prospectus supplement and the accompanying base prospectus, contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act,” and Section 21E of the Exchange Act. Forward-looking statements, which are based on certain assumptions and describe our future goals, plans, strategies and expectations, are generally identified by the use of the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” “plan,” “strive,” “seek,” “project,” “would,” “could,” “should,” “expect” and similar expressions. These statements are not historical facts, but instead represent our expectations, plans or forecasts at the time such disclosures were made and are based on the beliefs and assumptions of management and the information available to management at the time that these disclosures were prepared. You should read these statements carefully.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time, and forward-looking statements only speak as of the date they are made. Although we believe that our plans, intentions, assumptions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Important factors that could cause actual results to differ materially from the results expressed by or implied in our forward-looking statements are listed below, and additional important factors are set forth in the sections entitled “Risk Factors” in this prospectus supplement and in the accompanying base prospectus and in the documents incorporated by reference into this prospectus. Such factors include, but are not limited to:

•	competition among financial services companies may increase and adversely affect our operations;

•	changes in the level of our nonperforming assets and charge-offs;

•	changes in the availability of funds resulting in increased costs or reduced liquidity;

•	changes in accounting policies, rules and practices;

•	changes in the assumptions underlying the establishment of reserves for possible loan losses and other estimates;

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•	impairment concerns and risks related to our investment portfolio, and the impact of fair value accounting, including income statement volatility;

•	changes in the interest rate environment and market prices that may reduce our net interest margins, asset valuations and expense expectations;

•	changes in, or less favorable than expected, general business and economic conditions in the markets we serve;

•	legislative or regulatory changes that may adversely affect our businesses;

•	reactions in financial markets related to potential or actual downgrades in the sovereign credit rating of the United States and the budget deficit or national debt of the United States government;

•	changes in the way the Federal Deposit Insurance Corporation, or FDIC, insurance premiums are assessed;

•	increase in personal or commercial bankruptcies or defaults;

•	technology-related changes that are harder to make or more expensive than expected; and

•	other risks and uncertainties listed from time to time in our reports and documents filed with the SEC.

In addition, from time to time we explore opportunities for acquisitions of and hold discussions with financial institutions and related businesses, and also regularly explore opportunities for acquisitions of liabilities and assets of financial institutions and other financial services providers. Discussions regarding potential acquisitions may be commenced at any time, and may proceed rapidly, and agreements may be concluded and announced at any time. Any potential acquisition, and any combination of potential acquisitions, may be material in size relative to our existing assets and operations. We routinely analyze our lines of business and from time to time may increase, decrease or terminate one or more activities.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking information and statements contained in this prospectus or the documents incorporated by reference into this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. The forward-looking statements speak only as of the date when made, and we do not intend, and assume no obligation, other than as required by applicable law, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this prospectus or documents incorporated by reference into this prospectus are expressly qualified by these cautionary statements.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying base prospectus. Because it is a summary, it does not contain all the information you should consider before investing in our common stock. You should carefully read this entire prospectus supplement and the accompanying base prospectus, including the information under the caption “Risk Factors,” and the documents incorporated by reference before making an investment decision. To the extent the information in this prospectus supplement is inconsistent with the information in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

About WashingtonFirst Bankshares, Inc.

WashingtonFirst is a Virginia-based bank holding company with approximately $1.6 billion in assets, $1.3 billion in deposits and $154.6 million in shareholders’ equity as of September 30, 2015. Through our wholly owned subsidiary, WashingtonFirst Bank, a Virginia state bank, we focus on providing quality, tailored banking products and services to our customers, including loans to consumers and small-to-medium sized businesses. Following our acquisition of 1st Portfolio Holding Corporation on July 31, 2015, we also provide wealth management services through our subsidiary 1st Portfolio Wealth Advisors, and mortgage banking services through WashingtonFirst Bank’s subsidiary 1st Portfolio Lending Corporation. Since the acquisition closed, 1st Portfolio Lending Corporation has averaged approximately $40.4 million per month in mortgage originations. As of September 30, 2015, 1st Portfolio Wealth Advisors had approximately $218.1 million in assets under management. WashingtonFirst Bank’s primary market – the greater Washington, D.C. Metropolitan Area – is characterized by a highly educated work force, a diverse economy and a median household income that is one of the highest in the nation. As of November 30, 2015, in addition to its corporate office in Reston, Virginia, WashingtonFirst Bank had 17 branch banking offices in Virginia, Washington, D.C. and Maryland.

Our growth strategy is to pursue both organic growth as well as acquisition opportunities within our target market area of the Washington, D.C. Metropolitan Area. From our inception in 2004 through September 30, 2015, we have completed two branch acquisitions, two whole-bank acquisitions, one FDIC assisted whole-bank transaction, and the acquisition of a holding company and its wealth management subsidiary and its mortgage lending subsidiary. Additionally, we have experienced consistent organic growth in assets and profitability since our inception. We expect to maintain this growth by continuing to hire and develop skilled personnel, and by developing and maintaining a sound infrastructure to support continued business growth on a safe and sound basis.

Our business strategy is to compete by providing our customers with highly qualified personal and customized service utilizing up to date technology and delivery channels. Our marketing efforts are directed to prospective clients who value high quality service and who are, or have the potential to become, highly profitable. Our view of the financial services market is that community banks must be effective in providing quality, tailored services to their customers rather than competing with large national institutions on a head-to-head basis for broad-based consumer business.

Revenues are derived from interest and fees received in connection with loans, deposits and investments. Major expenses include compensation and employee benefits, interest expense on deposits and borrowings and operating expenses.

As a bank holding company, we are supervised and regulated by the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, and by the Bureau of Financial Institutions of the Commonwealth of Virginia, or the Virginia BFI. Our bank subsidiary, WashingtonFirst Bank, is a commercial bank chartered under the laws of the Commonwealth of Virginia. As a Virginia state non-member bank, WashingtonFirst Bank is principally supervised, examined and regulated by the Virginia BFI and the FDIC. The bank is not a member of the Federal Reserve System. WashingtonFirst Bank’s subsidiary, 1st Portfolio Lending Corporation, is also principally supervised and regulated by the Virginia BFI and the FDIC. 1st Portfolio Wealth Advisors is a registered investment advisor principally supervised by the SEC. For a discussion of the material elements of the extensive regulatory framework applicable to bank holding companies and banks, as well as specific information regarding our business, please refer to “Item 1. Business” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which we filed with the SEC on March 16, 2015, and any subsequent reports that we file with the SEC, which are incorporated by reference into this prospectus supplement.

Commercial Lending Focus

WashingtonFirst offers a comprehensive range of commercial banking products and services to small-to-medium sized businesses, not-for-profit organizations, professional service firms and individuals in the greater Washington, D.C. Metropolitan Area. While our lending activities include commercial real estate loans, residential real estate loans, commercial and industrial loans, construction and development loans and consumer loans, nearly 80% of our loan portfolio as of September 30, 2015 was comprised of commercial real estate and construction loans.

WashingtonFirst has an established credit policy that includes procedures for underwriting each type of loan and lending personnel have been assigned specific loan approval authorities based upon their experience. Loans in excess of an individual loan officer’s authority are presented to WashingtonFirst Bank’s Officers Loan Committee (“OLC”) or Executive Loan Committee (“ELC”) for approval. The OLC and ELC each meet weekly to facilitate a timely approval process for WashingtonFirst’s clients. Loans are approved based on the borrower’s capacity for credit, collateral and sources of repayment. Loans are actively monitored to detect any potential performance issues. WashingtonFirst manages its loans within the context of a risk grading system developed by management based upon extensive experience in administering loan portfolios in its market. Payment performance is carefully monitored for all loans. When loan repayment is dependent upon an operating business or investment real estate, periodic financial reports, site visits and select asset verification procedures are used to ensure that WashingtonFirst accurately rates the relative risk of its assets.

Commercial Real Estate Loans. Commercial real estate loans represented 61.2% of WashingtonFirst’s loan portfolio as of September 30, 2015. These loans generally fall into one of three categories: loans supporting owner-occupied commercial property; properties used by non-profit organizations such as trade associations, churches or charter schools where repayment is dependent upon the cash flow of the non-profit organizations; and loans supporting a commercial property leased to third parties for investment. Commercial real estate loans are secured by the subject property and underwritten to policy standards approved by WashingtonFirst’s board of directors from time to time. As of September 30, 2015, approximately $222.6 million (17.7% of total loans) of WashingtonFirst’s commercial real estate loans were to owner occupied properties and $546.4 million (43.5% of total loans) were to non-owner occupied properties.

Our commercial real estate portfolio is widely distributed among the industries represented in our primary Washington, D.C. Metropolitan Area footprint. The table below provides details of our commercial real estate portfolio by industry type as of September 30, 2015:

Construction and Development Loans. Construction and development loans represented 15.9% of WashingtonFirst’s loan portfolio as of September 30, 2015. These loans generally fall into one of four types: first, loans to construct owner-occupied commercial buildings; second, loans to individuals that are ultimately used to acquire property and construct an owner-occupied residence; third, loans to builders for the purpose of acquiring property and constructing homes for sale to consumers; and fourth, loans to developers for the purpose of acquiring land to be developed into finished lots for the ultimate construction of residential or commercial buildings. To address the additional risk associated with construction lending, loans of this type are subject to additional administrative procedures designed to verify and ensure progress of the project in accordance with allocated funding, project specifications and time frames.

WashingtonFirst’s strong underwriting and monitoring practices are evidenced in the credit characteristics of both our commercial real estate and construction portfolios. As of September 30, 2015, 98.2% of WashingtonFirst’s commercial real estate portfolio and 99.9% of WashingtonFirst’s construction portfolio were pass and pass-watch rated credits. Additionally as of September 30, 2015 only 0.72% and 0.11% of WashingtonFirst’s commercial real estate and construction loans, respectively, were on nonaccrual status.

Recent Developments

Issuance of Subordinated Notes; Redemption of Preferred Stock and Repayment of Subordinated Notes

On October 5, 2015, we sold $25.0 million in aggregate principal amount of our 6.00% Fixed-to-Floating Rate Subordinated Notes due 2025 to accredited investors in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder. Also on October 5, 2015, we entered into a registration rights agreement with the purchasers of these subordinated notes pursuant to which we have agreed to take steps, within certain time periods, to provide for the exchange of the unregistered subordinated notes for subordinated notes that are registered with the SEC and have substantially the same terms as the unregistered subordinated notes. The subordinated notes qualify as Tier 2 capital and bear interest at a fixed rate of 6.00% for the first five years, and thereafter will bear a floating interest rate.

We used a portion of the proceeds from the subordinated note offering to redeem the remaining 8,898 shares of our Series D Preferred Stock that had been issued to the Secretary of the Treasury in August 2011 through our participation in the Small Business Lending Fund. The shares of Series D Preferred Stock were redeemed at their liquidation value of $1,000 per share plus accrued dividends through October 5, 2015, for a total redemption price of approximately $8.9 million. We injected the balance of the net proceeds of the subordinated note offering into WashingtonFirst Bank as equity capital, and WashingtonFirst Bank has used a portion of such capital to redeem $2.5 million of its outstanding 8% subordinated notes maturing in 2021.

Declaration of Quarterly Cash Dividend

On November 17, 2015, we announced that our board of directors has declared a dividend of $0.06 per share of common stock and Series A non-voting common stock, payable on January 4, 2016 to shareholders of record as of December 14, 2015.

Exchange Offer for Subordinated Notes

On November 25, 2015 we filed with the SEC a registration statement on Form S-4 relating to an offer to exchange $25.0 million aggregate principal amount of our 6.00% Fixed-to-Floating Subordinated Notes due 2025 that have been registered under the Securities Act, or the New Notes, for any and all of our outstanding unregistered 6.00% Fixed-to-Floating Subordinated Notes due 2025, or the Old Notes. As of December 2, 2015, the registration statement has not been declared effective; we may not complete the exchange offer and issue the New Notes until the registration statement is effective. We filed the registration statement and intend to exchange the New Notes for the Old Notes to satisfy our obligations contained in the registration rights agreement that we entered into in connection with the issuance of the Old Notes on October 5, 2015. For each Old Note that a holder tenders and is accepted in the exchange offer, such holder will receive a New Note having a principal amount equal to that of the tendered Old Note. The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act and will generally not be subject to transfer restrictions, will bear a different CUSIP number than the Old Notes, will not be entitled to registration rights and will not have the right to earn additional interest under circumstances relating to our registration obligations.

We will not receive any proceeds from the exchange offer, and issuance of the New Notes will not result in any increase in our outstanding debt. Completion of the exchange offer will not have any impact on our capitalization or financial condition, regardless of the principal amount of Old Notes that are tendered and accepted for exchange.

Corporate Information

Our principal executive office is located at 11921 Freedom Drive, Suite 250, Reston, Virginia 20190. Our telephone number is (703) 840-2410. Information about the Company is available on our internet website https://www.wfbi.com. The information contained on our website or that can be accessed through our website does not constitute part of this prospectus supplement and accompanying base prospectus and is not incorporated in any manner into this prospectus supplement and accompanying base prospectus.

The Offering

Issuer	WashingtonFirst Bankshares, Inc.

Common stock offered by us	1,200,000 shares, or 1,380,000 shares if the underwriters exercise their option in full to purchase additional shares.

Underwriters’ option to purchase additional shares	The underwriters have an option, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an additional 180,000 shares from us.

Common stock to be outstanding after this offering	9,910,306 shares, or 10,090,306 shares if the underwriters exercise their option in full to purchase additional shares.

Public offering price	$ per share of common stock.

Use of proceeds	We estimate that the net proceeds to us from the offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses, will be approximately $ million, or approximately $ million if the underwriters exercise their option in full to purchase additional shares from us.

We intend to use the net proceeds from this offering for general corporate purposes, which may include funding organic loan growth and longer-term strategic opportunities that may arise in the future and investments in WashingtonFirst Bank, as regulatory capital. See “Use of Proceeds.”

Dividends	We commenced paying cash dividends on our outstanding shares of common stock and Series A non-voting common stock in 2014. We paid dividends of $0.04 per share of common stock and Series A non-voting common stock on January 2, April 1, July 1 and October 1, 2014, and dividends of $0.05 per share of common stock and Series A non-voting common stock on January 2, April 1, July 1, 2015 and October 1, 2015.

On November 17, 2015, we announced that our board of directors has declared a dividend of $0.06 per share of common stock and Series A non-voting common stock, payable on January 4, 2016 to shareholders of record as of December 14, 2015.

Although we expect to continue to declare and pay quarterly cash dividends in the future, any such dividend would be at the discretion of our board of directors and would be subject to various federal and state regulatory limitations.

Directed share program

At our request, the underwriters have reserved up to 5% of the shares of our common stock to be sold in this offering for sale, at the public offering price, to our directors or executive officers or their related persons (the “Directed Share Program”). The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus supplement. See “Underwriting—Directed Share Program.”

Risk factors	See the information set forth in the “Risk Factors” section beginning on page S-9 of this prospectus supplement and the discussion of risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated herein by reference, for certain risks and uncertainties that you should consider before making an investment decision.

Nasdaq ticker symbol	WFBI

The number of shares of our common stock to be outstanding after this offering is based on 8,710,306 shares of common stock outstanding as of November 30, 2015 and excludes as of such date:

•	637,764 shares issuable upon the exercise of outstanding options at a weighted average exercise price of $11.739 per share, of which 280,275 were exercisable;

•	60,657 shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $10.30 per share;

•	196,874 shares of common stock available for future issuance under our equity incentive plans; and

•	1,817,842 shares of common stock issuable upon the conversion of shares of our Series A non-voting common stock into shares of common stock.

Unless otherwise indicated, all information in this prospectus supplement assumes:

•	no exercise of outstanding options to purchase shares of common stock;

•	no exercise of outstanding warrants to purchase shares of common stock;

•	no issuance of common stock under our equity incentive plans;

•	no conversion of any shares of Series A non-voting common stock into shares of common stock; and

•	no exercise by the underwriters of their option to purchase up to an additional 180,000 shares of common stock from us in this offering.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The following table sets forth our selected financial data for the periods or as of the dates presented. We derived the selected statement of income data for each of the years in the five-year period ended December 31, 2014, and the selected balance sheet data as of and for each of the years in the five-year period ended December 31, 2014, from our audited consolidated financial statements incorporated by reference herein. We derived the selected statement of income data for each of the nine months ended September 30, 2015 and 2014, and the selected balance sheet data as of September 30, 2015 and 2014, from our unaudited consolidated financial statements incorporated by reference herein. The unaudited consolidated financial data include, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, that management considers necessary for the fair presentation of the financial information set forth in those statements in accordance with accounting principles generally accepted in the United States of America. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods, and the results for the nine months ended September 30, 2015 and 2014 are not necessarily indicative of results to be expected for the full year 2015 or for any other period. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, incorporated by reference herein.

	For the Nine Months Ended September 30, (Unaudited)		For the Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Dollars in thousands, except per share data)
Results of Operations:
Interest income	$46,024	$40,247	$55,119	$46,829	$28,219	$24,387	$19,958
Interest expense	6,384	5,257	7,219	6,130	4,949	5,009	5,516

Net interest income	39,640	34,990	47,900	40,699	23,270	19,378	14,442
Provision for loan losses	2,475	2,205	3,005	4,755	3,225	2,301	1,747

Net interest income after provision for loan losses	37,165	32,785	44,895	35,944	20,045	17,077	12,695
Non-interest income	4,085	1,519	1,998	1,139	3,541	1,159	938
Non-interest expenses	27,675	24,477	33,116	28,117	20,178	13,835	11,222

Income before taxes	13,575	9,827	13,777	8,966	3,408	4,401	3,411
Income tax expense	4,862	2,958	4,353	2,627	1,173	1,794	926

Net income	$8,713	$6,869	$9,424	$6,339	$2,235	$2,607	$2,485

Net income available to common shareholders	$8,640	$6,741	$9,263	$6,161	$2,057	$1,930	$705

Per Share Data (1):
Net income – basic per share	$0.88	$0.83	$1.14	$0.77	$0.57	$0.60	$0.23
Net income – diluted per share	0.87	0.81	1.12	0.76	0.56	0.59	0.22
Book value per common share	13.85	12.04	12.67	11.18	10.63	11.13	10.19

Period End Balances:
Assets	$1,598,889	$1,335,536	$1,333,390	$1,127,559	$1,147,818	$559,462	$434,526
Loans (2)	1,284,798	1,024,894	1,066,126	838,120	753,355	419,937	329,759
Investments (3)	206,844	175,296	171,733	148,897	138,221	59,477	48,216
Deposits	1,309,985	1,126,362	1,086,063	948,903	972,660	479,001	353,818
Borrowings (4)	118,515	90,792	104,311	63,489	64,923	24,350	32,850
Shareholders’ equity	154,559	111,125	134,538	107,604	101,520	53,477	46,121

	For the Nine Months Ended September 30, (Unaudited)		For the Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Dollars in thousands, except per share data)
Average Balances:
Assets	$1,433,581	$1,237,554	$1,259,832	$1,060,309	$575,751	$494,121	$401,942
Loans (2)	1,143,556	920,379	949,808	783,683	443,578	369,009	292,170
Investments (3)	188,444	171,668	172,367	124,418	66,675	54,609	42,027
Deposits	1,158,101	1,047,124	1,059,529	892,167	487,318	414,568	322,601
Borrowings (4)	125,582	73,070	81,859	56,693	29,314	28,088	33,354
Shareholders’ equity	140,171	112,032	112,707	105,489	56,801	49,727	44,491

Performance Ratios:
Return on average assets*	0.81%	0.74%	0.75%	0.60%	0.39%	0.53%	0.37%
Return on average shareholders’ equity*	8.31%	8.20%	8.36%	6.01%	3.92%	5.24%	3.34%
Yield on average interest-earning assets*	4.35%	4.42%	4.51%	4.57%	5.02%	5.06%	5.10%
Rate on average interest-bearing liabilities*	0.87%	0.82%	0.83%	0.84%	1.24%	1.43%	1.81%
Net interest spread*	3.48%	3.60%	3.68%	3.73%	3.78%	3.63%	3.29%
Net interest margin*	3.74%	3.84%	3.92%	3.97%	4.14%	4.02%	3.69%
Efficiency ratio	63.29%	67.04%	66.37%	67.20%	75.26%	67.40%	72.30%

Capital Ratios:
Total regulatory capital to risk-weighted assets	11.77%	11.37%	13.20%	14.05%	13.77%	11.84%	12.46%
Tier 1 capital to risk-weighted assets	10.73%	10.31%	12.14%	12.80%	12.71%	10.73%	11.50%
Common Equity Tier 1 capital to risk-weighted assets (5)	9.50%	n/a	n/a	n/a	n/a	n/a	n/a
Tier 1 leverage	9.60%	8.73%	10.23%	10.53%	9.97%	9.06%	9.62%
Average equity to average assets	9.78%	9.05%	8.95%	9.95%	9.87%	10.06%	11.07%

Credit Quality Ratios:
Allowance for loan losses to loans held for investment	0.92%	0.88%	0.87%	1.02%	0.83%	1.17%	1.05%
Non-performing loans to total loans held for investment	0.99%	1.03%	1.02%	2.48%	2.48%	1.50%	1.27%
Non-performing assets to total assets	0.78%	0.87%	0.84%	1.97%	1.92%	1.25%	1.23%
Net charge-offs to average loans*	0.02%	0.26%	0.24%	0.32%	0.43%	0.22%	0.35%

*	Annualized for all interim periods.
(1)	All per share amounts are calculated inclusive of all outstanding shares of both our common stock and Series A non-voting common stock and are retroactively adjusted to reflect the effect of all stock dividends.
(2)	Includes loans held for sale, at lower of cost or fair value and loans held for investment, at amortized cost.
(3)	Includes the following categories from the balance sheet: available-for-sale investment securities and restricted stocks.
(4)	Includes the following categories from the balance sheet: other borrowings, Federal Home Loan Bank (or FHLB) advances, and long-term borrowings.
(5)	This ratio was implemented by the Basel III Capital Standards, as implemented by U.S. banking regulators, and began applying to us on January 1, 2015. Accordingly, this ratio is not presented for any period prior to January 1, 2015.

RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risks described below and the risk factors and other information concerning our business included in our Annual Report on Form 10-K for the year ended December 31, 2014, as updated in other reports filed by us with the SEC, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains or incorporates by reference forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying base prospectus.

Risks Related to Our Common Stock and this Offering

The market price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

The price of our common stock on Nasdaq constantly changes. We expect that the market price of our common stock will continue to fluctuate, and we cannot give you any assurances regarding any trends in the market prices for our common stock.

The market price of our common stock may fluctuate significantly in response to many factors, including:

•	our financial condition, performance, liquidity, creditworthiness and prospects;

•	variations in our operating results or the quality of our assets;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in market sentiments regarding our operations or business prospects;

•	our past and future dividend practice;

•	developments in our business operations or in the financial sector generally;

•	proposed or adopted regulatory changes or legislative actions or inaction involving or affecting the banking industry generally or our business and operations specifically;

•	the operating and stock price performance of companies that investors consider to be comparable to us;

•	announcements of innovations, new products, strategic developments, acquisitions and other material events by us or our competitors;

•	failure to integrate acquisitions or realize anticipated benefits from acquisitions;

•	changes in the credit, mortgage and real estate markets, including the markets for mortgage-related securities;

•	changes in global financial markets, global economies and general market condition, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility;

•	publication of reports or changes or withdrawals of research coverage by equity research analysts;

•	speculation in the press or investment community;

•	sales of our common stock by us, members of our board of directors or management, or significant shareholders, or the perception that such sales may occur;

•	additions or departures of key management personnel;

•	expectations of or actual equity dilution, including the dilution caused by this offering;

•	new litigation or contingencies or changes in existing litigation or contingencies;

•	breaches in our information security systems and/or those of our customers and competitors; and

•	geopolitical conditions such as acts or threats of terrorism or military conflicts.

Many of the factors listed above are beyond our control. Those factors may cause the market price of our common stock to decline, regardless of our financial performance and condition and prospects. It is impossible to provide any assurance that the market price of our common stock will not fall in the future, and it may be difficult for holders to resell shares of our common stock at times or at prices they find attractive.

Our common stock trading volume may not provide adequate liquidity for investors.

Although our common stock is listed for trading on Nasdaq, our common stock has less liquidity than larger financial institutions. A public trading market having the desired characteristics of depth, liquidity or orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This marketplace depends on the individual decisions of investors and general economic and market conditions over which we have no control. Our relatively lower trading volume may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price of our common stock. For these reasons, our common stock should not be viewed as a short-term investment.

Shares of our common stock are equity interests and therefore subordinate to our indebtedness and preferred stock we may issue in the future.

Shares of our common stock are equity interests in us and do not constitute indebtedness. As such, shares of our common stock rank junior to all indebtedness and other non-equity claims on us with respect to assets available to satisfy claims, including in our liquidation. Holders of our common stock are also subject to the prior dividend and liquidation rights of any holders of our preferred stock that we may issue in the future.

In addition, our right to participate in any distribution of assets of any of our subsidiaries, including WashingtonFirst Bank, upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of our common stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, shares of our common stock are effectively subordinated to all existing and future liabilities and obligations of our subsidiaries. At September 30, 2015, WashingtonFirst Bank’s total liabilities were approximately $1.4 billion.

We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.

We are a legal entity separate and distinct from WashingtonFirst Bank and our other subsidiaries. Our principal source of cash flow, including cash flow to pay dividends to our shareholders and to pay principal of and interest on our outstanding debt, is dividends from our banking subsidiary, WashingtonFirst Bank. There are statutory and regulatory prohibitions and other limitations on the payment of dividends by WashingtonFirst Bank to us, as well as by us to our shareholders. Federal banking laws and FDIC regulations limit the ability of WashingtonFirst Bank to pay dividends and other distributions to us and to make loans to us. Such limitations include minimum regulatory capital requirements, requirements concerning the payment of dividends out of net profits or surplus, and general regulatory oversight to prevent unsafe or unsound practices. No assurances can be given that WashingtonFirst Bank will, in any circumstances, pay dividends to us. If WashingtonFirst Bank fails to make dividend payments to us and sufficient cash or liquidity is not otherwise available, we may not be able to make dividend payments to our shareholders or principal and interest payments on our outstanding debt.

You may not receive dividends on our common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Although we have paid quarterly cash dividends on our common stock since the first quarter of 2014, we are not required to do so and could reduce or eliminate our common stock dividend in the future at the discretion of our board of directors.

Our ability to pay dividends is subject to regulatory limitations and other limitations which may affect our ability to pay dividends to our shareholders or to repurchase our common stock.

Our ability to pay dividends is subject to regulatory, statutory and contractual restrictions and the need to maintain sufficient capital. Our primary source of funds with which to pay dividends to our shareholders are dividends received from WashingtonFirst Bank, and WashingtonFirst Bank’s ability to pay dividends is limited by its own obligations to maintain sufficient capital and legal and regulatory restrictions. It is possible, depending upon the financial condition of WashingtonFirst Bank and other factors its regulators could assert that payment of dividends or other payments may result in an unsafe or unsound practice. In addition, under applicable banking laws and regulations we must serve as a source of strength to WashingtonFirst Bank. If WashingtonFirst Bank is unable to maintain sufficient capital or these legal and regulatory requirements are not satisfied, we will be unable to pay dividends on our common stock or repurchase shares of our common stock.

Future issuances of additional equity securities could result in dilution of existing shareholders’ equity ownership.

Other than the lock-up described under “Underwriting,” we are not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock. The issuance of additional shares of common stock in order to raise additional capital (whether in accordance with regulatory requirements or in connection with an acquisition or other transaction) or the issuance of convertible securities would dilute the ownership interest of existing holders of our common stock. In addition, we have in the past and may in the future issue options or other securities that may have a dilutive effect on our common stock. The market price of our common stock could decline as a result of any such offering, other capital raising strategies or other sales of a large block of our common stock or similar securities in the market, or the perception that such sales could occur.

Our articles of incorporation and bylaws and Virginia law contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our common stock.

Some provisions of our articles of incorporation and bylaws and of Virginia law could make it more difficult for a third party to acquire control of our company, even if the change of control would be beneficial to and desirable by our shareholders, including:

•	a staggered board of directors;

•	the ability of our board of directors to issue shares of preferred stock without shareholder approval, which preferred stock could have voting, liquidation, dividend or other rights superior to those of our common stock;

•	the inability of our shareholders to act without a meeting except by unanimous written consent;

•	the inability of our shareholders to call special meetings;

•	limitations on affiliated transactions and control share acquisitions;

•

if a two-thirds majority of our board of directors has not approved certain transactions, such as an amendment to our articles of incorporation, merger, share exchange, sale of substantially all of the assets, or dissolution, the transaction must receive the affirmative vote of at least 80 percent of each voting group of our shareholders entitled to vote on the transaction for the transaction to be approved; and

•	our bylaws provide that our bylaws may be amended by our board of directors.

These provisions could also discourage proxy contests and make it more difficult for holders of our common stock to elect directors other than the candidates nominated by our board of directors.

The Virginia Stock Corporation Act, or VSCA, contains provisions governing “affiliate transactions” and “control share acquisitions” that could also make it more difficult for companies or persons to take control of our company without the consent of our board of directors. Although a Virginia corporation may elect in its articles of incorporation or bylaws to opt out of these provisions of the VSCA, we have not done so.

Securities that we issue, including our common stock, are not FDIC insured.

Securities that we issue, including our common stock, are not savings or deposit accounts or other obligations of any bank and are not insured by the FDIC or any other governmental agency or instrumentality or any private insurer and are subject to investment risk, including the possible loss of your investment.

We will retain broad discretion in using the net proceeds from this offering.

We intend to use the net proceeds from this offering for general corporate purposes, which may include funding organic loan growth and longer-term strategic opportunities that may arise in the future and investments in WashingtonFirst Bank, as regulatory capital. The net proceeds and the funds made available to us may be applied in ways with which some investors in this offering may not agree. Moreover, our management may use the proceeds or the funds made available for corporate purposes or for potential acquisitions that may not increase our market value or make us more profitable. Management’s failure to use such funds effectively could have an adverse effect on our business, results of operations and financial condition. In addition, it may take us some time to effectively deploy the proceeds from this offering. Until the proceeds are effectively deployed, our return on equity and earnings per share may be negatively impacted. See “Use of Proceeds.”

Participants in our Directed Share Program who are executive officers or members of our board of directors will execute a lock-up agreement requiring that they hold their shares for a minimum of 90 days following the date of this prospectus supplement and accordingly will be subject to market risks not imposed on other investors in this offering.

At our request, the underwriters have reserved up to 5% of the shares of our common stock offered by this prospectus supplement for sale to our directors or executive officers or their related persons in a Directed Share Program. Each purchaser of shares in the Directed Share Program who is one of our directors or executive officers has entered into a lock-up agreement and will generally not be able to sell, offer to sell or otherwise dispose of or hedge any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock for a period of 90 days from the date of this prospectus supplement (subject to possible extension) without the prior written consent of Keefe, Bruyette & Woods, Inc., as the representative of the underwriters. As a result of this restriction, such purchasers may face risks not faced by other investors who have the right to sell their shares at any time following this offering. These risks include the market risk of holding our shares of common stock during the period that the lock-up restrictions are in effect.

We are an emerging growth company and our reliance on the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not emerging growth companies. In particular, while we are an emerging growth company we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, we will not be required to adopt new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies and we will not be required to hold nonbinding advisory votes on executive compensation or shareholder approval of any golden parachute payments not previously approved. We may remain an emerging growth company until as late as December 31, 2017 (the fiscal year-end following the fifth anniversary of the completion of our initial public offering), though we may cease to be an emerging growth company earlier under certain circumstances, including (i) if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30, in which case we would cease to be an emerging growth company as of the following December 31, or (ii) if our gross revenues exceed $1 billion in any fiscal year. Investors may find our common stock less attractive if we rely on these exemptions and relief. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may decline and/or become more volatile.

Further, Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 exempts emerging growth companies from being required to comply with new or revised financial accounting standards that are applicable to both public and private companies until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The Jumpstart Our Business Startups Act of 2012 provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make our financial statements not comparable with those of another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period because of the potential differences in accounting standards used.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS DECLARED; DIVIDEND POLICY

Our common stock is traded on Nasdaq under the symbol “WFBI.” Our Series A non-voting common stock is not listed on any exchange. The following table sets forth the high and low intra-day sales prices per share of our common stock and the cash dividends declared per share of common stock and Series A non-voting common stock for the periods indicated.

	Sales Prices		Cash Dividends Declared on Common Stock and Series A Non-Voting Common Stock
	Common Stock
Quarter Ended	High	Low
September 30, 2015	$18.99	$16.16	$0.05
June 30, 2015	17.93	15.66	0.05
March 31, 2015	16.97	15.00	0.05
December 31, 2014	16.22	14.71	0.05
September 30, 2014	15.64	14.02	0.04
June 30, 2014	15.50	14.50	0.04
March 31, 2014	15.80	14.21	0.04
December 31, 2013	15.03	12.61	0.04
September 30, 2013	13.20	11.21	0.00
June 30, 2013	12.00	11.04	0.00
March 31, 2013	12.47	10.30	0.00

* Retroactively adjusted to reflect the effect of all stock dividends.

On November 17, 2015, we announced that our board of directors has declared a dividend of $0.06 per share of common stock and Series A non-voting common stock, payable on January 4, 2016 to shareholders of record as of December 14, 2015.

As of November 30, 2015, there were 8,710,306 shares of our common stock outstanding held by 467 holders of record (excluding the number of persons or entities holding stock in street name through various brokerage firms). The closing price per share of our common stock on December 1, 2015 was $21.94. As of November 30, 2015, there were 1,817,842 shares of our Series A non-voting common stock outstanding held by two holders of record.

Additional information about our dividend policy and restrictions applicable to our ability to pay cash dividends may be found in Part II, Item 5 of our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus supplement. Please also see “Risk Factors—You may not receive dividends on our common stock” and “—Our ability to pay dividends is subject to regulatory limitations and other limitations which may affect our ability to pay dividends to our shareholders or to repurchase our common stock.”

USE OF PROCEEDS

We estimate that the net proceeds to us from the offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses, will be approximately $         million, or approximately $         million if the underwriters exercise their option to purchase additional shares from us in full.

We intend to use the net proceeds from this offering for general corporate purposes, which may include funding organic loan growth and longer-term strategic opportunities that may arise in the future and investments in WashingtonFirst Bank, as regulatory capital.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our capitalization as of September 30, 2015:

•	on an actual basis;

•	on an as adjusted basis to give effect to (i) the issuance of $25.0 million of our 6.00% Fixed-to-Floating Subordinated Notes due 2025 to investors in a private placement, which we completed on October 5, 2015, (ii) the redemption of our Senior Non-Cumulative Perpetual Preferred Stock, Series D, or the Series D Preferred Stock, that we originally issued pursuant to the Small Business Lending Fund of the U.S. Department of the Treasury, which redemption we completed on October 6, 2015; and (iii) the repayment of $2.5 million of WashingtonFirst Bank’s outstanding 8% subordinated notes maturing in 2021 (such initiatives, the “Refinancing”); and

•	on an as further adjusted basis to give effect to the Refinancing and: (x) the issuance and sale of 1,200,000 shares of our common stock to be issued in this offering (assuming the underwriters’ option to purchase additional shares of common stock is not exercised); and (y) the receipt of the net proceeds by us, after deducting the underwriters’ discounts and commissions and estimated offering fees and expenses payable by us, in connection with this offering.

	As of September 30, 2015
	Actual	As Adjusted for the Refinancing	As Further Adjusted for this Offering
	(unaudited)(dollars in thousands)
Cash and Cash Equivalents	$64,065	$77,667	$

Total Debt	$118,515	$141,208	$

Shareholders’ Equity:
Preferred stock:
Series D, $5.00 par value, 8,898 and none issued and outstanding, respectively	44	—		—
Additional paid-in capital—preferred:	8,854	—		—
Common stock:
Common Stock, $0.01 par value, 50,000,000 shares authorized, 8,700,759 and 9,900,759 (as adjusted for this offering) issued and outstanding, respectively	86	86
Series A Non-Voting Common Stock, $0.01 par value, 10,000,000 shares authorized, 1,817,842 and 1,817,842 shares issued and outstanding, respectively	18	18		18
Additional paid-in capital—common	129,258	129,258
Accumulated earnings	14,931	14,931		14,931
Accumulated other comprehensive income related to available-for-sale securities	1,368	1,368		1,368

Total Shareholders’ Equity	$154,559	$145,661	$

Total Capitalization	$273,074	$286,869	$

	As of September 30, 2015
	Actual	As Adjusted for the Refinancing	As Further Adjusted for this Offering
Capital Adequacy
Total risk-based capital ratio	11.77%	12.77%		%
Tier 1 risk-based capital ratio	10.73%	10.08%		%
Common Equity Tier 1 risk-based capital ratio	9.50%	9.50%		%
Tier 1 leverage ratio	9.60%	9.01%		%

REGULATORY CONSIDERATIONS

As a bank holding company, we are subject to regulation and supervision by the Federal Reserve Board. Among other responsibilities, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a risk to us. The Federal Reserve Board examines us periodically and prepares reports for the consideration of our board of directors on any operating deficiencies that it may identify. We are required by Federal Reserve policy and federal law to act as a source of strength for WashingtonFirst Bank.

WashingtonFirst Bank is not a member of the Federal Reserve System and, as a result, is examined and supervised by the Virginia BFI. WashingtonFirst Bank is also examined and supervised by, and its deposits are insured by, the FDIC. Because WashingtonFirst Bank has assets of less than $10 billion it is not subject to additional supervision and regulation by the Consumer Financial Protection Bureau, or CFPB, although it is subject to certain rules and regulations issued by the CFPB through the FDIC’s examination and supervisory authority. WashingtonFirst Bank is a member of and owns stock in the Federal Home Loan Bank of Atlanta.

Our relationships with our depositors, borrowers and other customers are also regulated by federal and state laws and agencies, especially in matters concerning consumer protection, privacy, anti-money laundering, the ownership of deposit accounts and various other customer relationships governed by state and federal laws.

For a discussion of the material of the regulatory framework applicable to us and WashingtonFirst Bank, and other relevant regulatory information, please refer to our Annual Report on Form 10-K for the year ended December 31, 2014, and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus supplement.

This regulatory framework is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund and not for the protection of our security holders. A change in applicable statutes, regulations or regulatory policy may have a material adverse effect on our business, financial condition (including capital adequacy) and results of operations.

DESCRIPTION OF COMMON STOCK

A summary of some of the important terms of our common stock is set forth in the accompanying base prospectus under the captions “Description of Common Stock” and “Description of Outstanding Capital Stock—Common Stock.” For a more complete description of our common stock, we urge you to read our Articles of Incorporation, as amended, our bylaws and the applicable provisions of the VSCA.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a discussion of certain material U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (as defined below) that purchase our common stock pursuant to this offering and hold such common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code. This discussion is based on the Code, U.S. Treasury regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income and estate tax considerations that may be relevant to specific Non-U.S. Holders in light of their particular circumstances, including the impact of the unearned income Medicare contribution tax, or to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Non-U.S. Holders that generally mark their securities to market for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, foreign governments, international organizations, tax-exempt entities, certain former citizens or residents of the United States, or Non-U.S. Holders that hold our common stock as part of a straddle, hedge, conversion or other integrated transaction). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal gift or alternative minimum tax considerations.

As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is:

•	an individual who is neither a citizen nor a resident of the United States;

•	a corporation that is not created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate that is not subject to U.S. federal income tax on income from non-U.S. sources which is not effectively connected with the conduct of a trade or business within the United States; or

•	a trust unless (i) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all of its substantial decisions or (ii) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes invests in our common stock, the U.S. federal income tax considerations relating to such investment will depend in part upon the status and activities of such entity or arrangement and the particular partner. Any such partnership should consult its own tax adviser regarding the U.S. federal tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of our common stock.

PERSONS CONSIDERING AN INVESTMENT IN OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Distributions on Common Stock

If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock or rights to acquire our common stock) in respect of a share of our common stock, the distribution will generally be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s tax basis in such share of our common stock, and then as capital gain realized on the sale or other disposition of our common stock and will be treated as described under “—Sale, Exchange or other Disposition of Common Stock” below.

Except as described below, dividends paid to or for the account of a Non-U.S. Holder are subject to withholding of U.S. federal income tax at a 30% rate, or at a lower rate if provided by an applicable tax treaty and the Non-U.S. Holder has furnished to us or another payor:

•	a valid Internal Revenue Service, or IRS, Form W-8BEN or W-8BEN-E (as applicable) or an acceptable substitute form upon certifying, under penalties of perjury, the status of the Non-U.S. Holder as (or, in the case of a Non-U.S. Holder that is a partnership or an estate or trust, such forms certifying the status of each partner in the partnership or beneficiary of the estate or trust as) a non-U.S. person and the Non-U.S. Holder’s entitlement to the lower treaty rate with respect to such payments, or

•	in the case of payments made outside the United States to an offshore account (generally, an account maintained at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing the entitlement of the Non-U.S. Holder to the lower treaty rate in accordance with U.S. Treasury regulations.

If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax under a tax treaty, such Non-U.S. Holder may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If dividends paid to a Non-U.S. Holder are “effectively connected” with the conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment (or fixed base, in the case of an individual) maintained in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that the Non-U.S. Holder has furnished to us or another payor a valid IRS Form W-8ECI or an acceptable substitute form representing, under penalties of perjury, that:

•	the Non-U.S. Holder is a non-U.S. person, and

•	the dividends are “effectively connected” with the conduct of a trade or business within the United States and are includible in the gross income of the Non-U.S. Holder.

“Effectively connected” dividends are taxed at rates applicable to U.S. citizens, resident aliens, and domestic U.S. corporations.

In the case of a corporate Non-U.S. Holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if the Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Sale, Exchange or Other Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

•	the gain is “effectively connected” with the conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment (or fixed base, in the case of an individual) maintained in the United States, if that is required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Holder to U.S. taxation on a net income basis,

•	such Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition, and certain other conditions exist (except as provided by an applicable treaty), or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our common stock; provided that a Non-U.S. Holder will not be subject to U.S. federal income tax on the gain on a disposition of our common stock if either (i) our common stock is regularly traded on an established securities market in the year the Non-U.S. Holder disposes of the stock and such Non-U.S. Holder did not hold, directly or indirectly, more than 5% of our common stock at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such common stock or (ii) the Non-U.S. Holder is eligible for any treaty exemption. We have not been, are not, and do not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes.

A Non-U.S. Holder described in the first bullet point above will be required to pay tax on the net gain derived from the sale at generally applicable U.S. federal income tax rates or at a lower rate if provided by an applicable income tax treaty. In the case of a corporate Non-U.S. Holder, “effectively connected” gains that are recognized may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if the Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

A Non-U.S. Holder described in the second bullet point above will be required to pay a flat 30% tax (or a reduced rate under an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses. The foregoing discussion is subject to the discussions below under “—FATCA Withholding” and “—Information Reporting and Backup Withholding.”

FATCA Withholding

Under the Foreign Account Tax Compliance Act provisions of the Code and related Treasury guidance, or FATCA, a withholding tax of 30% will be imposed in certain circumstances on payments of (a) distributions on our common stock and (b) on or after January 1, 2019, gross proceeds from the sale or other disposition of our common stock. In the case of payments made to a “foreign financial institution” (generally including an investment fund), as a beneficial owner or as an intermediary, the tax generally will be imposed, subject to certain exceptions, unless such institution (i) enters into (or is otherwise subject to) and complies with an agreement with the U.S. government, which we refer to as a FATCA Agreement, or (ii) is required by and complies with applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction, which we refer to as an IGA, in either case to, among other things, collect and provide to the U.S. or other relevant tax authorities certain information regarding U.S. account holders of such institution. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification that it does not have any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity) or that identifies its “substantial” U.S. owners. If our common stock is held through a foreign financial institution that enters into (or is otherwise subject to) a FATCA Agreement, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold such tax on payments of dividends and proceeds described above made to (x) a person (including an individual) that fails to comply with certain information requests or (y) a foreign financial institution that has not entered into (and is not otherwise subject to) a FATCA Agreement and is not otherwise exempted from FATCA pursuant to applicable foreign law enacted in connection with an IGA. Coordinating rules may limit duplicative withholding in cases where the withholding described above in “—Distributions on Common Stock” or below in “—Information Reporting and Backup Withholding” also applies. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to the ownership and disposition of our common stock.

Information Reporting and Backup Withholding

Amounts treated as payments of dividends on our common stock paid to a Non-U.S. Holder and the amount of any tax withheld from such payments must be reported annually to the IRS and to such Non-U.S. Holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the Non-U.S. Holder’s country of residence.

The information reporting and backup withholding rules that apply to payments of dividends to certain U.S. persons generally will not apply to payments of dividends on our common stock to a Non-U.S. Holder if such Non- U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption.

Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption. Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless such Non-U.S. Holder certifies under penalties of perjury that it is not a United States person (generally by providing an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability if the required information is furnished by such Non-U.S. Holder on a timely basis to the IRS.

U.S. Federal Estate Tax

Shares of our common stock owned or treated as owned by an individual Non-U.S. Holder at the time of his or her death will be included in his or her gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated December     , 2015, between us and Keefe, Bruyette & Woods, Inc., as the representative of the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of common stock shown opposite its name below:

Underwriter	Number of Shares
Keefe, Bruyette & Woods, Inc.
Raymond James & Associates, Inc.

Total	1,200,000

The underwriting agreement provides that the underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of shares of our common stock, but is not responsible for the commitment of any other underwriter. The underwriting agreement provides that the underwriters’ several obligations to purchase our common stock depend on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us to the underwriters are true;

•	there is no material adverse change in the financial markets; and

•	we deliver customary closing documents and legal opinions to the underwriters.

Subject to these conditions, the underwriters are committed to purchase and pay for all shares of common stock offered by this prospectus supplement, if any such shares of our common stock are purchased. The underwriters are not, however, obligated to purchase or pay for the shares of our common stock covered by the underwriters’ option to purchase additional shares described below, unless and until they exercise this option.

The common stock is being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part.

Offering Price

We have been advised that the underwriters propose to offer our common stock to the public at the offering price set forth on the cover of this prospectus supplement and to certain selected dealers at this price, less a concession not in excess of $                 per share. The underwriters may allow, and any selected dealers may reallow, a concession not to exceed $                 per share to certain brokers and dealers. After our common stock is released for sale to the public, the offering price and other selling terms may from time to time be changed by the underwriters.

Listing

Our common stock is listed on Nasdaq under the trading symbol “WFBI.”

Directed Share Program

At our request, the underwriters have reserved up to 5% of the shares of our common stock to be sold in this offering for sale under the Directed Share Program, at the public offering price, to current stockholders, local investors, directors, officers, employees, business associates, and related persons. Reserved shares purchased by our directors and executive officers will be subject to the lock-up provisions described below.

The number of shares of our common stock available for sale to the general public will be reduced to the extent reserved shares are sold to participants under the Directed Share Program. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus supplement, except that the underwriters will reserve these shares specifically for purchase by these participants. No participants in our Directed Share Program have any obligation or have made any commitment to purchase any of the shares in this offering, and there can be no assurance as to the number of shares in this offering they may purchase, if any.

Subscription Rights

In connection with the 2012 merger of Alliance Bankshares Corporation into us, we entered into substantially identical investment agreements with Endicott Opportunity Partners III, L.P., or Endicott, and Castle Creek Capital Partners IV, L. P., or Castle Creek. Among other things, the agreements provide Endicott and Castle Creek with a contractual subscription right to acquire our common stock in future offerings by us, such that they will be able to maintain their proportionate ownership in us. As of the date of this prospectus supplement, we do not believe that either Endicott or Castle Creek intend to exercise these subscription rights in connection with this offering. If they were to exercise such subscription rights, the number of shares of our common stock available for sale to the general public will be reduced to the extent Endicott or Castle Creek purchase shares in the offering. Please see “Description of Outstanding Capital Stock—Common Stock—Registration and Subscription Rights” in the accompanying base prospectus for more information about these agreements.

Electronic Prospectus Delivery

A prospectus supplement in electronic format may be made available on the websites maintained by one or more of the underwriters or any selling group member. In connection with this offering, certain of the underwriters, selling group members or securities dealers may distribute prospectuses electronically. The representative may agree to allocate a number of shares of our common stock to underwriters or selling group members for sale to their online brokerage account holders. The representative will allocate shares of our common stock to underwriters or selling group members that may make Internet distributions on the same basis as other allocations. Other than this prospectus supplement in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter, selling group member or syndicate member is not part of this prospectus supplement.

Underwriters’ Option to Purchase Additional Shares

We have granted to the underwriters a 30-day option to purchase additional shares, from the date of the pricing of this offering, to purchase up to an aggregate of 180,000 shares of our common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus supplement.

Underwriting Discount and Offering Expenses

The table below shows the per share and total underwriting discount that we will pay to the underwriters. These amounts are shown reflecting no exercise and full exercise of the underwriters’ over-allotment option.

	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that our share of the total offering expenses, excluding the underwriting discount, will be approximately $275,000. We have agreed to reimburse the underwriters for all expenses in connection with any blue sky surveys and filings and the costs associated with creating and maintaining a “net roadshow” presentation for investors.

Indemnification and Contribution

We have agreed to indemnify the underwriters and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Lock-Up Agreements

We, our directors and certain of our officers have agreed that for a period of 90 days from the date of this prospectus supplement (subject to possible extension), neither we nor any of our executive officers or directors will, without the prior written consent of Keefe, Bruyette & Woods, Inc., as the representative of the underwriters, sell, offer to sell or otherwise dispose of or hedge any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock. These lock-up agreements contain exceptions, including for certain gifts, estate planning transactions, lending transactions, and exercises of currently outstanding stock options. Keefe, Bruyette & Woods, Inc., in its sole discretion, may release the securities subject to these lock-up agreements at any time without notice.

Price Stabilization and Short Positions

In connection with this offering, the underwriters and selling group members may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters or selling group members of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters and selling group members will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the option to purchase additional shares. The underwriters and selling group members must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters or selling group members are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, the underwriters or selling group members may discontinue them at any time. The underwriters and selling group members may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

Passive Market Marketing

In connection with this offering, the underwriters, selling group members and selected dealers may engage in passive market making transactions in our common stock on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution of this offering. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters, selling group members and selected dealers are not required to engage in a passive market making and may end passive market making activities at any time.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment advisory, investment research, principal investment, hedging, financing, loan referrals, valuation and brokerage activities. From time to time, the underwriters and/or their respective affiliates have directly and indirectly engaged, and may in the future engage, in various financial advisory, investment banking loan referrals and commercial banking services with us and our affiliates, for which they received or paid, or may receive or pay, customary compensation, fees and expense reimbursement. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and those investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.

Keefe, Bruyette & Woods, Inc. served as a placement agent in connection with the offering and sale on October 5, 2015 of our 6.00% Fixed-to-Floating Subordinated Notes due 2025, for which it was paid a customary fee.

Other Considerations

It is expected that delivery of the common stock will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement. Under Rule 15c6-1 promulgated under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock offered hereby which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year, (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors, as defined in the Prospectus Directive) subject to obtaining the prior consent of Keefe, Bruyette & Woods, Inc. for any such offer; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the shares of common stock offered hereby in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock offered hereby in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of shares of common stock being offered under this prospectus supplement will be passed upon for us by Troutman Sanders LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Nelson Mullins Riley & Scarborough LLP.

EXPERTS

The financial statements of WashingtonFirst incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Units

We may offer, issue and sell, from time to time, senior or subordinated debt securities (in one or more series), preferred stock, depositary shares, common stock, warrants representing rights to purchase these securities and units comprised of two or more of these securities in any combination. The debt securities, preferred stock, depositary shares, warrants and units may be convertible into or exercisable or exchangeable for our common stock or other securities. The aggregate initial offering price of the securities we offer will not exceed $50,000,000.

This prospectus provides you with a general description of these securities. Prospectus supplements will be filed and other offering material may be provided at later dates that will contain specific terms of each issuance of securities. These supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any related prospectus supplement or other offering material filed or provided by us carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the Nasdaq Stock Market LLC under the symbol “WFBI.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposit accounts or other obligations of a bank, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is March 12, 2015

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell the securities. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus, the terms “WashingtonFirst,” “we,” “us” and “our” refer to WashingtonFirst Bankshares, Inc. and its consolidated subsidiaries, unless the context otherwise requires. When we refer to the “bank” in this prospectus, we are referring to WashingtonFirst Bank, a Virginia chartered commercial bank.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell different types of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended, or the “Securities Act,” that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit from this prospectus some information included in the registration statement.

We file annual, quarterly, and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, is available free of charge in the corporate information section of the Investor Relations page of our website at http://www.wfbi.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus, any prospectus supplement or our other securities filings and is not a part of these filings.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than any portions of the respective filings that were furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed, prior to the termination of the offerings under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2013, as amended by Form 10-K/A filed October 23, 2014;

•	our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2014, June 30, 2014 and March 31, 2014;

•	our Current Reports on Form 8-K filed on February 24, 2015, January 28, 2015, January 5, 2015, October 17, 2014, August 20, 2014 (as amended by Form 8-K/A filed August 20, 2014), April 30, 2014, April 29, 2014, March 5, 2014 (as amended by Form 8-K/A filed May 16, 2014);

•	our Proxy Statement filed March 31, 2014; and

•	the description of our common stock, par value $.01 per share, that is contained in our Registration Statement on Form 8-A dated December 20, 2012, including any amendment or report filed with the SEC for the purpose of updating such description.

Each of these documents is available from the SEC’s web site and public reference rooms described above. Through the corporate information section of the Investor Relations page of our website, http://www.wfbi.com, you can access electronic copies of documents we file with, and furnish to, the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, excluding exhibits, at no cost by writing or telephoning Matthew R. Johnson, at our principal executive office, which is:

WashingtonFirst Bankshares, Inc.

11921 Freedom Drive, Suite 250

Reston, Virginia 20190

(703) 840-2410

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act, which we refer to in this prospectus as the “Securities Act,” and Section 21E of the Exchange Act. Forward-looking statements, which are based on certain assumptions and describe our future goals, plans, strategies and expectations, are generally identified by the use of the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” “plan,” “strive,” “seek,” “project,” “would,” “could,” “should,” “expect” and similar expressions. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are listed below, and additional important factors are set forth in the section entitled “Risk Factors” in this prospectus, in any section entitled “Risk Factors” in supplements to this prospectus, and in the documents incorporated by reference into this prospectus.

Forward-looking statements involve inherent risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

•	competition among financial services companies may increase and adversely affect our operations;

•	changes in the level of our nonperforming assets and charge-offs;

•	changes in the availability of funds resulting in increased costs or reduced liquidity;

•	changes in accounting policies, rules and practices;

•	changes in the assumptions underlying the establishment of reserves for possible loan losses and other estimates;

•	impairment concerns and risks related to our investment portfolio, and the impact of fair value accounting, including income statement volatility;

•	changes in the interest rate environment and market prices may reduce our net interest margins, asset valuations and expense expectations;

•	general business and economic conditions in the markets we serve change or are less favorable than expected;

•	legislative or regulatory changes may adversely affect our businesses;

•	reactions in financial markets related to potential or actual downgrades in the sovereign credit rating of the United States and the budget deficit or national debt of the United States government;

•	changes in the way the FDIC insurance premiums are assessed;

•	increase in personal or commercial bankruptcies or defaults;

•	technology-related changes are harder to make or more expensive than expected; and

•	other risks and uncertainties listed from time to time in our reports and documents filed with the SEC.

In addition, from time to time we explore opportunities for acquisitions of and hold discussions with financial institutions and related businesses, and also regularly explore opportunities for acquisitions of liabilities and assets of financial institutions and other financial services providers. Discussions regarding potential acquisitions may be commenced at any time, and may proceed rapidly, and agreements may be concluded and announced at any time. Any potential acquisition, and any combination of potential acquisitions, may be material in size relative to our existing assets and operations. We routinely analyze our lines of business and from time to time may increase, decrease or terminate one or more activities.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking information and statements contained in this prospectus or the documents incorporated by reference into this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. The forward-looking statements are made as of the date of this prospectus or the applicable document incorporated by reference into this prospectus, and we do not intend, and assume no obligation, other than as required by applicable law, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this prospectus or documents incorporated by reference into this prospectus are expressly qualified by these cautionary statements.

ABOUT WASHINGTONFIRST BANKSHARES, INC.

WashingtonFirst is a Virginia-based bank holding company with approximately $1.3 billion in assets, $1.1 billion in deposits and $111.1 million in shareholders’ equity as of September 30, 2014. Through its wholly owned subsidiary, WashingtonFirst Bank, a Virginia state bank, WashingtonFirst focuses on providing quality, tailored banking products and services to its customers, including loans to consumers and small-to-medium sized businesses. As of September 30, 2014, in addition to its corporate office in Reston, Virginia, the bank had 16 branch banking offices in Virginia, Washington, D.C. and Maryland.

The bank’s primary market—the greater Washington, D.C. Metropolitan Area—is characterized by a highly educated work force, a diverse economy and a median household income that is one of the highest in the nation.

WashingtonFirst’s growth strategy is to pursue both organic growth as well as acquisition opportunities within its target market area of the Washington DC Metropolitan Area. From its inception in 2004 through September 30, 2014, WashingtonFirst had completed two branch acquisitions, two whole-bank acquisitions, and one FDIC assisted whole-bank transaction. Additionally, the Company has experienced consistent organic growth in assets and profitability since its inception. WashingtonFirst expects to maintain this growth by continuing to hire and develop skilled personnel, and by developing and maintaining a sound infrastructure to support continued business growth on a safe and sound basis.

WashingtonFirst’s business strategy is to compete by providing its customers with highly qualified personal and customized service utilizing up to date technology and delivery channels. The Company’s marketing efforts are directed to prospective clients who value high quality service and who are, or have the potential to become, highly profitable. WashingtonFirst’s view of the financial services market is that community banks must be effective in providing quality, tailored services to their customers rather than competing with large national institutions on a head-to-head basis for broad-based consumer business.

Revenues are derived from interest and fees received in connection with loans, deposits and investments. Major expenses include compensation and employee benefits, interest expense on deposits and borrowings and operating expenses.

Recent Developments

On December 30, 2014, we closed an equity financing, referred to as the “Private Placement,” in which an aggregate of 710,553 shares of our common stock and an aggregate of 666,666 shares of our non-voting common stock, Series A, or “Series A Stock,” were sold to six institutional accredited investors for gross proceeds of $20,658,285. We have separately registered the resale of these shares of common stock and Series A Stock as required pursuant to the Private Placement.

RISK FACTORS

Investing in our securities involves significant risks. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. Please see the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by our subsequent filings with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of the securities. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

REGULATION AND SUPERVISION

We are a bank holding company registered under the Bank Holding Company Act of 1956, as amended, or “BHC Act,” and subject to supervision, regulation and examination by the Board of Governors of the Federal Reserve System, or “Federal Reserve.” The BHC Act and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations. The Federal Reserve has broad authority to prohibit activities of bank holding companies and their non-banking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations, and can assess civil money penalties for violation of laws, regulations or orders, for participation in an unsafe or unsound practice or breach of fiduciary duty. We are also registered in Virginia with the Virginia Bureau of Financial Institutions under the financial institution holding company laws of Virginia and are subject to regulation and supervision by the Virginia Bureau of Financial Institutions.

The Company is regarded as a legal entity separate and distinct from the bank. The principal source of the Company’s revenue is dividends received from the bank. As described in more detail in the section “Business—Regulation” of our Annual Report on Form 10-K for the year ended December 31, 2013, both state and federal law place limitations on the amount that banks may pay in dividends, which the bank must adhere to when paying dividends to the Company. It is the policy of the Federal Reserve that bank holding companies should pay cash dividends on common stock only out of income earned over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that bank holding companies should not pay cash dividends at levels that undermine the bank holding company’s ability to serve as a source of strength to its banking subsidiaries. Given the current financial and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy in relation to the organization’s overall asset quality, level of current and prospective earnings and level, composition and quality of capital. The guidance provides that the Company inform and consult with the Federal Reserve prior to declaring and paying a dividend that exceeds earnings for the period for which the dividend is being paid or that could result in an adverse change to the Company’s capital structure.

Virginia state law also restricts dividends to shareholders of the Company. The Company’s shareholders are entitled to receive dividends if, as and when declared by the Company’s board of directors in accordance with Section 13.1-653 of the Code of Virginia. Generally, dividends may be paid out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Under Federal Reserve policy, a bank holding company has historically been required to act as a source of financial strength to each of its banking subsidiaries. The Dodd-Frank Wall Street Reform and Consumer Protection Act, or “Dodd-Frank Act,” codifies this policy as a statutory requirement. The Company may be required to commit resources to support the Bank, and this obligation may arise at times when the Company may not be in a financial position to provide such resources. Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. A bank holding company, in certain circumstances, could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

In the event of a bank holding company’s bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and will be required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of the insured depository institution. Any claim for breach of such obligation will generally have priority over most other unsecured claims.

Changes to laws and regulations can affect the operating environment of us and the bank in substantial and unpredictable ways. We cannot determine whether any changes in laws or regulations will occur, and if those changes occur, the ultimate effect that any such changes would have upon our financial condition or results of operations or those of the bank. A change in statutes, regulations or regulatory policies applicable to us or any of our subsidiaries could have a material effect on the financial condition, results of operations or business of us and our subsidiaries.

For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries generally, and Virginia financial holding companies and Virginia-chartered banking associations in particular, and specific information relevant to us, you should refer to our Annual Report on Form 10-K for the year ended December 31, 2013, and any other subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors, the Deposit Insurance Fund and the banking system as a whole, and not for the protection of security holders. The federal and state banking agencies have broad enforcement power over the institutions they regulate, including the power to impose substantial fines and other penalties for violations of laws and regulations.

CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

Our consolidated ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Nine Months Ended	For the Year Ended December 31,
	September 30, 2014	2013	2012	2011	2010	2009
Consolidated ratio of earnings to combined fixed charges and preferred dividends
Excluding interest on deposits	2.40x	2.06x	1.51x	1.47x	1.32x	1.02x
Including interest on deposits	4.36x	3.53x	2.53x	2.15x	1.82x	1.07x

These ratios pertain to us and our subsidiaries. Under SEC regulations and for purposes of calculating the consolidated ratio of earnings to fixed charges, “earnings” consist primarily of income from continuing operations before income taxes and fixed charges, and “fixed charges” include interest, whether expensed or capitalized, on borrowings (including or excluding deposits, as applicable), and the interest component of rental expense. The amount of preferred dividends is the amount of pre-tax earnings that is required to pay dividends on outstanding preferred securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement relating to a specific issue of securities. Our general corporate purposes may include augmenting the capital of the bank for use in our community banking and commercial lending operations, repurchasing our outstanding common or preferred stock, financing possible acquisitions of other financial institutions or their branches, or other businesses that are related to banking or diversification into other banking-related businesses, extending credit to, or funding investments in, the bank and repaying, reducing or refinancing our indebtedness.

The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, the funding requirements of the bank, the availability of other funds and other factors. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies, to fund the bank, to finance acquisitions or otherwise.

DESCRIPTION OF THE SECURITIES WE MAY OFFER

We may offer and sell from time to time, in one or more offerings, the following securities:

•	debt securities, which may be senior or subordinated, and which may be convertible into or exchangeable for other securities;

•	shares of preferred stock;

•	depositary shares in respect of our preferred stock;

•	shares of common stock;

•	warrants, which may be exercisable for debt securities, preferred stock, depositary shares or common stock; and

•	units, which may consist of any combination of debt securities, preferred stock, depositary shares or common stock.

This prospectus contains a summary of the material general terms of the various securities that we may offer. The specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus, will be described in a prospectus supplement and other offering material. Where applicable, the prospectus supplement and other offering material will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange. The summaries contained in this prospectus and in any prospectus supplements or other offering material may not contain all of the information that you would find useful. Accordingly, you should read the actual documents relating to any securities sold pursuant to any prospectus supplement. Please read “Where You Can Find More Information” and “Incorporation by Reference” to find out how you can obtain a copy of those documents.

The terms of the offering, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offering.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities will be:

•	our direct unsecured general obligations; and

•	either senior debt securities or subordinated debt securities.

Senior debt securities will be issued under an indenture, which we refer to in this prospectus as the “senior indenture,” and subordinated debt securities will be issued under a separate indenture, which we refer to in this prospectus the “subordinated indenture.” Together the senior indenture and the subordinated indenture are called in this prospectus the “indentures,” and the senior debt securities and the subordinated debt securities are called in this prospectus “debt securities.”

We have not restated these indentures in their entirety in this description. We have filed the forms of the indentures as exhibits to the registration statement of which this prospectus is a part. We urge you to read the indentures because they, and not this description, control your rights as holders of the debt securities. The following description of the indentures is not complete and is subject to, and qualified in its entirety by reference to, the provisions in the indentures. In the description below, we have included references to section numbers of the applicable indenture so that you can easily locate these provisions.

Neither indenture limits the amount of debt securities that we may issue under the indenture from time to time in one or more series. We may in the future issue debt securities under either indenture. At the date of this prospectus, we had not issued any debt securities under either indenture.

Neither indenture contains provisions that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect our capital structure or credit rating.

Since we are a holding company with no significant assets other than the bank, we depend upon dividends from the bank for all of our revenues. Accordingly, our ability to service our debt, including the debt securities, is dependent upon the results of operations of the bank and our receipt of dividends or other capital distributions from the bank. Various statutory and regulatory restrictions, however, directly or indirectly limit the amount of dividends the bank can pay. See “Regulation and Supervision.” Because the debt securities will be our exclusive obligations and neither indenture requires our subsidiaries to guarantee the debt securities, the holders of debt securities will effectively have a junior position to claims of the creditors and preferred shareholders of our subsidiaries.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

A prospectus supplement and any supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include, among others, some or all of the following:

•	the form and title of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and the terms of subordination;

•	the principal amount of the debt securities;

•	the denominations in which the debt securities will be issued;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

•	the place where the principal of, and premium, if any, and interest on any debt securities will be payable;

•	the date or dates on which the debt securities will be issued and the date or dates on which the principal, and premium, if any, of the debt securities will be payable;

•	the rate or rates, or methods of calculating the rate or rates, at which the debt securities will bear interest and the interest payment dates for the debt securities;

•	any mandatory or optional redemption provisions;

•	the terms, if any, upon which the debt securities are convertible into other securities of ours or another issuer and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any deletion from, changes of or additions to the Events of Default (as defined below) or covenants;

•	any changes to the terms and conditions upon which the debt securities can be defeased or discharged;

•	any restriction or other provision with respect to the transfer or exchange of the debt securities;

•	the identity of any trustee, or paying agent or security registrar, if other than the trustee; and

•	any other terms of the debt securities. (Section 301)

We will maintain in each place specified by us for payment of any series of debt securities an office or agency where debt securities of that series may be presented or surrendered for payment, where debt securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities of that series and the related indenture may be served. (Section 1002)

Debt securities may be issued under an indenture as original issue discount securities to be offered and sold at a substantial discount below their principal amount. Material federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in any related prospectus supplement. “Original issue discount security” means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an event of default and the continuation thereof. (Section 101)

Provisions Only in the Senior Indenture

Payment of the principal, premium, if any, and interest on the senior debt securities will rank equally in right of payment with all of our other unsecured senior debt.

Provisions Only in the Subordinated Indenture

Payment of the principal, premium, if any, and interest on the subordinated debt securities will be subordinate and junior in priority of payment to prior payment in full of all of our senior indebtedness, including the senior debt securities and other debt to the extent described in a prospectus supplement. (Section 1401 of the subordinated indenture.)

Provisions in Both Indentures

Consolidation, Merger or Asset Sale

Each indenture generally allows us to consolidate or merge with a domestic person, association or entity. They also allow us to sell, lease or transfer our property and assets substantially as an entirety to a domestic person, association or entity. If this happens, the remaining or acquiring person, association or entity must assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

However, we will only consolidate or merge with or into any other person, association or entity or sell, lease or transfer our assets substantially as an entirety according to the terms and conditions of the indentures, which include the following requirements:

•	the remaining or acquiring person, association or entity is organized under the laws of the United States, any state within the United States or the District of Columbia;

•	the remaining or acquiring person, association or entity assumes our obligations under the indentures; and

•	immediately after giving effect to the transaction, no Default or Event of Default, as defined below, shall have occurred and be continuing.

The remaining or acquiring person, association or entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor may exercise our rights and powers under the indentures, in our name or in its own name. If we sell or transfer all or substantially all of our assets in accordance with the abovementioned terms and conditions, we will be released from all our liabilities and obligations under any indenture and under the debt securities. If we lease all or substantially all of our assets, we will not be released from our obligations under the indentures. (Sections 801 and 802)

Events of Default and Remedies

In the indentures, “Default” with respect to any series of debt securities means any event which is, or after notice or lapse of time or both would become, an Event of Default.

In the indentures, “Event of Default” with respect to any series of debt securities means any of the following:

•	failure to pay the principal of or any premium on any debt security of that series when due;

•	failure to pay interest on any debt security of that series for 30 days;

•	subject to certain exceptions, failure to perform any other covenant in the indenture, other than a covenant a default in the performance of which has expressly been included in the indenture solely for the benefit of series of debt securities other than that series, that continues for 90 days after being given written notice as specified in the indenture;

•	our bankruptcy, insolvency or reorganization; or

•	any other Event of Default included in any indenture or supplemental indenture. (Section 501)

If an Event of Default with respect to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the outstanding debt securities of such series may declare the principal of all the debt securities of that series to be due and payable. When such declaration is made, such amounts will be immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of such series may rescind such declaration and its consequences if all existing Events of Default have been cured or waived, other than nonpayment of principal or interest that has become due solely as a result of acceleration. (Section 502)

Holders of a series of debt securities may not enforce the indenture or a series of debt securities, except as provided in the indenture or a series of debt securities. (Section 507) The trustee may require indemnity satisfactory to it before it enforces the indenture or such series of debt securities. (Section 603) Subject to certain limitations, the holders of a majority in principal amount of the outstanding debt securities of a particular series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power of the trustee. (Section 512) The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders. (Section 602)

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. Further, an Event of Default under the debt securities of any series will not necessarily constitute an event of default under our other indebtedness or vice versa.

Modification of Indentures

Under each indenture, generally we and the trustee may modify our rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of any series affected by the modification, voting as one class. No modification of the principal or interest payment terms, no modification reducing the percentage required for modifications and no modification impairing the right to institute suit for the payment on debt securities of any series when due, is effective against any holder without its consent. (Section 902)

In addition, we and the trustee may amend the indentures without the consent of any holder of the debt securities to make certain technical changes, such as:

•	curing ambiguities or correcting defects or inconsistencies;

•	evidencing the succession of another person to us, and the assumption by that successor of our obligations under the applicable indenture and the debt securities of any series;

•	providing for a successor trustee;

•	qualifying the indentures under the Trust Indenture Act of 1939, as amended, which we refer to in this prospectus as the “Trust Indenture Act;”

•	complying with the rules and regulations of any securities exchange or automated quotation system on which debt securities of any series may be listed or traded; or

•	adding provisions relating to a particular series of debt securities. (Section 901)

Discharging Our Obligations

We may choose to discharge our obligations on the debt securities of any series within one year of the stated maturity of such securities or within one year of the date such securities are called for redemption under arrangements satisfactory to the trustee by depositing with the trustee sufficient cash to pay the principal, interest, any premium and any other sums payable with respect to such securities and meeting certain other conditions. We may also choose either to discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We will be deemed to have paid and discharged the entire indebtedness on the securities of a series on the 91st day after we deposit with the trustee sufficient cash or government securities, as applicable, to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series and meet certain other conditions. If we choose the legal defeasance option, the holders of the debt securities of the series so defeased will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates. (Sections 1302 and 1303)

We may discharge our obligations on the debt securities of any series or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an Internal Revenue Service letter ruling or change in federal tax law. Additionally, we may not have a default on the debt securities discharged on the date of deposit, the discharge may not violate any of our agreements, and the discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Concerning the Indenture Trustee

We will designate a trustee under the senior indenture and the subordinated indenture before the issuance of the debt securities.

Under provisions of the indentures and the Trust Indenture Act governing trustee conflicts of interest, any uncured Event of Default with respect to any series of senior debt securities will force the trustee to resign as trustee under either the subordinated indenture or the senior indenture. Also, any uncured Event of Default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the senior indenture or the subordinated indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with its terms and conditions.

The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series. (Section 610)

Each indenture contains certain limitations on the right of the trustee thereunder, in the event that it becomes our creditor, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim, as security or otherwise. (Section 613)

The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve, the priority of the trustee’s claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities. (Section 703)

Each indenture provides that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee shall be accompanied by a certificate of our officers and an opinion of counsel, who may be our counsel, stating that, in the opinion of the signers, we have complied with all conditions precedent to the action. (Section 102)

Governing Law

The indentures are and the debt securities will be governed by the laws of the State of New York.

No Personal Liability of Officers, Directors, Employees or Shareholders

Our officers, directors, employees and shareholders will not have any liability for our obligations under the indentures or the debt securities. Each holder of debt securities, by accepting a debt security, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. (Section 116)

Form, Denominations and Registration; Book Entry Only System

Unless otherwise indicated in a prospectus supplement, the debt securities of a series will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof. (Section 302) You will not have to pay a service charge to transfer or exchange debt securities of a series, but we may require you to pay for taxes or other governmental charges due upon a transfer or exchange. (Section 305) See “Book-Entry Securities.”

DESCRIPTION OF PREFERRED STOCK

Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock, $5.00 par value per share, in one or more series, without shareholder action. For a description of our outstanding preferred stock, see “Description of Outstanding Capital Stock—Preferred Stock.” The terms of our outstanding preferred stock will not apply to any preferred stock offered by a prospectus supplement.

Except as limited by our articles of incorporation, as amended, which we refer to in this prospectus as our “Articles of Incorporation,” or applicable law, our board of directors (or a duly authorized committee thereof) can fix the designations, powers, preferences and rights of each series. Therefore, without shareholder approval (except as may be required by the rules of the Nasdaq Stock Market LLC or any other exchange or market on which our securities may then be listed or quoted), our board of directors (or a duly authorized committee thereof) can authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power of our common stock and may assist management in impeding any unfriendly takeover or attempted change in control.

General

The following summary contains a description of the general terms of the preferred stock that we may issue. The specific terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete and are qualified in their entirety by reference to our Articles of Incorporation, and the statement of designations with respect to the establishment of a series of preferred stock, which will be filed with the SEC in connection with the offering of such series of preferred stock.

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of preferred stock. You should read the prospectus supplement relating to the particular series of preferred stock being offered for specific terms, including:

•	the designation and stated value per share of the preferred stock and the number of shares offered;

•	the amount of the liquidation preference per share;

•	the price at which the preferred stock will be issued;

•	the dividend rate, or method of calculating the dividend rate, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will accumulate;

•	any redemption or sinking fund provisions;

•	any conversion provisions; and

•	any other rights, preferences, privileges, limitations and restrictions on the preferred stock.

Upon our receipt of the full specified purchase price, the preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement relating to the particular series of preferred stock, each series of preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

We may, at our option, with respect to any series of preferred stock, elect to offer fractional interests in shares of preferred stock. The fractional interest will be specified in the prospectus supplement relating to a particular series of preferred stock.

Rank

Any series of preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up and dissolution, rank:

•	senior to all classes of common stock and all equity securities issued by us the terms of which specifically provide that the equity securities will rank junior to the preferred stock (which we refer to in this prospectus as the “junior securities”);

•	equally with all equity securities issued by us the terms of which specifically provide that the equity securities will rank equally with the preferred stock (which we refer to in this prospectus as the “parity securities”); and

•	junior to all equity securities issued by us the terms of which specifically provide that the equity securities will rank senior to the preferred stock.

Dividends

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described, if any, in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books, or the books of our transfer agent and registrar on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

Dividends on any series of preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Our ability to pay dividends on our preferred stock is subject to policies established by the Federal Reserve. Additionally, we are restricted from paying any dividends on our preferred stock if required payments on our junior subordinated debentures are not made or deferred. As of September 30, 2014, we had $10.3 million outstanding in junior subordinated debentures issued by Alliance Bankshares Corporation, or “Alliance,” a bank holding company we acquired in 2012. The junior subordinated debentures were issued by Alliance in exchange for funds received from the sale of trust preferred securities in a pooled trust preferred capital securities offering in 2003. In connection with our acquisition of Alliance, the Alliance junior subordinated debentures became unsecured obligations of us, and are junior in right of payment to all of our present and future senior indebtedness.

Since we are a holding company with no significant assets other than the bank, we depend upon dividends from the bank for all of our revenues. Accordingly, our ability to pay dividends is dependent upon the results of operations of the bank and our receipt of dividends or other capital distributions from the bank. Various statutory and regulatory restrictions, however, directly or indirectly limit the amount of dividends the bank can pay. See “Regulation and Supervision.”

Rights Upon Liquidation

If we dissolve, liquidate or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the prospectus supplement relating to that series of preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of preferred stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, they will have no right or claim to any of our remaining assets.

Because we are a bank holding company, our rights, the rights of our creditors and of our shareholders to participate in the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization may be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Redemption

We may provide that a series of preferred stock may be redeemable, in whole or in part. In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement relating to that series of preferred stock.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable.

On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any parity stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all parity stock is redeemed, and we will not purchase any shares of such series of preferred stock. This requirement, however, will not prevent us from acquiring shares of any such series of preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all parity stock outstanding.

Voting Rights

Unless otherwise provided in the statement of designations related to the series of preferred stock, holders of such series of preferred stock will have no voting rights except as otherwise required by law or the rules of any securities exchange on which such series of preferred stock may be listed. The voting rights of a particular series of preferred stock will be described in the related prospectus supplement. If the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series may then be deemed a “class of voting securities” and will be subject to certain restrictions on ownership. See “Description of Common Stock—Restrictions on Ownership.”

Exchangeability

We may provide that the holders of shares of preferred stock of any series may be required at any time or at maturity to exchange those shares for our debt securities. The applicable prospectus supplement will specify the terms of any such exchange.

DESCRIPTION OF DEPOSITARY SHARES

We may elect to offer fractional interests in shares of preferred stock, rather than offer whole shares of preferred stock. If we choose to do this, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company, which we will select. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50,000,000. The prospectus supplement and other offering material relating to a series of depositary shares will state the name and address of the depositary. Unless otherwise provided by the deposit agreement, each owner of depositary shares will be entitled, in proportion to the applicable fractional interests in shares of preferred stock underlying the depositary shares, to all the rights and preferences of the preferred stock underlying the depositary shares including dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of preferred stock in accordance with the terms of the offering described in the related prospectus supplement and other offering material.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the numbers of the depositary shares owned by the holders on the relevant record date. The depositary will distribute only an amount, however, that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to such holders. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preferred stock will be made available to the holders of depositary shares.

Redemption of Depositary Shares

If a series of preferred stock underlying the depositary shares is redeemed in whole or in part, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The depositary will mail notice of redemption not less than 30, and not more than 60, days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s books. The redemption price for each depositary share will be equal to the applicable fraction of the redemption price for each share payable with respect to the series of preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem on the same redemption date the number of depositary shares relating to the shares of preferred stock so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionally as may be determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the money, securities or other property payable upon the redemption and any money, securities or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to such preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary how to exercise the voting rights pertaining to the number of shares of preferred stock underlying the holder’s depositary shares. The depositary will endeavor, to the extent practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with these instructions, and we will agree to take all action that the depositary may consider necessary in order to enable the depositary to vote the shares.

Amendment and Termination of Deposit Agreement

We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment that materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (1) all outstanding depositary shares issued under the agreement have been redeemed or (2) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of the depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications that we deliver to the depositary and that we are required to furnish to the holders of the related preferred stock. The depositary will not be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of the depositary under the deposit agreement will be limited to performance in good faith of its duties under the agreement, and it will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless the holders provide it with satisfactory indemnity. The depositary may rely upon written advice of counsel or accountants, upon information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and upon documents it believes to be genuine.

DESCRIPTION OF COMMON STOCK

Our Articles of Incorporation authorizes 50,000,000 shares of common stock, $.01 par value per share, of which 7,747,795 were issued and outstanding as of the date of this prospectus.

The following summary contains a description of the general terms of the common stock we may issue. See “Description of Outstanding Capital Stock—Common Stock.”

The holders of our common stock are entitled to one vote for each share of WashingtonFirst’s common stock owned on each matter submitted to a vote at a meeting of our shareholders. Holders of our common stock may not cumulate their votes in the election of directors. Holders of our common stock generally do not have preemptive rights to acquire any of our additional, unissued or treasury common stock, or securities convertible into or carrying a right to subscribe for or acquire our common stock. However, two institutional investors have contractual subscription rights with respect to additional issuances of equity securities. See “—Registration and Subscription Rights.” Our common stock is not convertible into any of our other securities.

Holders of our common stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by our board of directors and subject to any preferential dividend rights of any then outstanding shares of our preferred stock.

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock are entitled to share pro rata in any distribution of our remaining assets, if any, after all of our other indebtedness has been retired and subject to any preferential rights of any shares of the preferred stock then outstanding.

DESCRIPTION OF WARRANTS

Description of Warrants We May Offer

This section describes the general terms and provisions of warrants that we may issue. The prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement. The terms of any warrants issued may differ from the terms described below. For a description of our outstanding warrants, see “Description of Outstanding Capital Stock—Warrants.”

We may issue warrants for the purchase of debt securities, preferred stock, depositary shares or common stock. Warrants may be issued alone or together with securities offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not act as an agent or trustee for any holders of warrants.

We have summarized the material terms and provisions of the warrant agreements and warrants in this section. We will file the forms of warrant agreements and the certificates representing the warrants as exhibits to a post-effective amendment to the registration statement of which this prospectus is a part or as an exhibit to documents incorporated or deemed incorporated by reference in this prospectus. You should read the applicable forms of warrant agreement and warrant certificate for additional information before you buy any warrants.

If warrants are offered, the applicable prospectus supplement will describe the terms of those warrants, including the following if applicable:

•	the offering price;

•	in the case of warrants for common stock, the total number of shares that can be purchased if a holder of the warrants exercises them, in the case of warrants for preferred stock or depositary shares, the designation, total number and terms of the series of preferred stock that can be purchased if a holder of the warrants exercises them or that are underlying the depositary shares that can be purchased if a holder of the warrants exercises them, and in the case of warrants for debt securities, the designation, aggregate principal amount, currencies, denominations and terms of the series of the debt securities that can be purchased if a holder of the warrants exercises them;

•	the designation and terms of any series of debt securities, preferred stock or depositary shares with which the warrants are being offered and the number of warrants offered with each debt security, share of preferred stock or depositary share;

•	the date on and after which the holder of the warrants can transfer them separately from the related securities;

•	in the case of warrants for preferred stock, depositary shares or common stock, the price at which the preferred stock, depositary shares or common stock may be purchased if a holder of the warrants exercises them, and in the case of warrants for debt securities, the principal amount of the series of debt securities that can be purchased if a holder exercises the warrant and the price at which and currencies in which the principal amount may be purchased if a holder of the warrants exercises them;

•	the date on which the right to exercise the warrants begins and the date on which the right expires;

•	any material United States federal income tax consequences relevant to the warrants; and

•	any other terms of the warrants.

Unless we state otherwise in the applicable prospectus supplement, the warrants will be in registered form only.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer, and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

Until any warrants to purchase debt securities are exercised, the holder of such warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase preferred stock, depositary shares or common stock are exercised, holders of such warrants will not have any rights of holders of the underlying preferred stock, depositary shares or common stock, including any right to receive dividends or to exercise any voting rights.

Exercise of Warrants

Each holder of a warrant is entitled to purchase the principal amount of debt securities or number of shares of preferred stock, depositary shares or common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised warrants will become void.

A holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•	delivering the warrant certificate representing the warrants to the warrant agent, or other office indicated in the applicable prospectus supplement, within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the debt securities, preferred stock, depositary shares or common stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, the warrant agent will issue to you a new warrant certificate for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants if the changes are not inconsistent with the provisions of the warrants and do not materially adversely affect the interests of the holders of the warrants. We, along with the warrant agent, may also modify or amend a warrant agreement and the terms of the warrants if a majority of the then outstanding unexercised warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the warrants may be made without the consent of each holder affected by the modification or amendment.

Common Stock Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a warrant for common stock will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

•	if we issue capital stock as a dividend or distribution on the common stock;

•	if we subdivide, reclassify or combine the common stock;

•	if we issue rights or warrants to all holders of common stock entitling them to purchase common stock at less than the current market price, as defined in the warrant agreement for such series of common stock warrants;

•	if we distribute to all holders of common stock evidence of our indebtedness or our assets, excluding certain cash dividends and distributions referred to above; or

•	any other event described in the applicable prospectus supplement.

Except as stated above, the exercise price and number of shares of common stock covered by a common stock warrant will not be adjusted if we issue common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock or securities convertible into or exchangeable for common stock.

Holders of common stock warrants may have additional rights under the following circumstances:

•	a reclassification or change of the common stock;

•	a consolidation, merger or share exchange involving us; or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock become entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for common stock, the holders of the common stock warrants then outstanding will be entitled to receive upon exercise of their common stock warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, share exchange, sale or conveyance if they had exercised their common stock warrants immediately before the transaction.

DESCRIPTION OF UNITS

This section describes the general terms and provisions of the units. The prospectus supplement will describe the specific terms of the units offered through that prospectus supplement. The terms of any units issued may differ from the terms described below.

We may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered or global form.

DESCRIPTION OF OUTSTANDING CAPITAL STOCK

The following description of the terms and provisions of our outstanding capital stock is qualified in its entirety by reference to our Articles of Incorporation and our amended bylaws, or “Bylaws,” copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, and applicable laws and regulations.

Preferred Stock

WashingtonFirst is authorized to issue 10,000,000 shares of preferred stock, par value $5.00 per share, with voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions as the board of directors of WashingtonFirst determines.

As of September 30, 2014, WashingtonFirst had 13,347 shares of outstanding Senior Non-Cumulative Perpetual Preferred Stock, Series D, or “Series D Preferred Stock,” which were issued to the United States Department of the Treasury, or the “Treasury,” in connection with WashingtonFirst’s participation in the Treasury’s Small Business Lending Fund program.

This section describes the general terms and provisions of the Series D Preferred Stock. The prospectus supplement will describe the specific terms of the preferred stock offered through that prospectus supplement. The terms of the Series D Preferred Stock will not apply to any preferred stock offered by a prospectus supplement.

The Series D Preferred Stock pays noncumulative dividends quarterly at the rate of one percent per annum, subject to adjustment, and ranks prior in right of payment to our common stock and securities junior to the Series D Preferred Stock. In the event of liquidation, subject to the rights of creditors, holders of the Series D Preferred Stock are entitled to receive, prior to any distribution of assets to the holders of our common stock and any other stock of WashingtonFirst ranking junior to the Series D Preferred Stock, the liquidation preference and accrued and unpaid dividends on the Series D Preferred Stock.

If we fail to pay any quarterly dividend on the Series D Preferred Stock, we must notify the Treasury of the rationale for the failure to make such payment and would be prohibited, for that quarter and the next three quarters thereafter, from repurchasing any shares and from declaring or paying any dividends on other outstanding preferred or common stock. Upon failure to pay four dividend payments, whether or not consecutive, our board of directors would be required to make certain certifications to the U.S. Treasury. Upon the occurrence of additional missed dividend payments, the U.S. Treasury will acquire rights to appoint an observer to our board of directors.

Common Stock

Our Articles of Incorporation authorizes 50,000,000 shares of common stock, $.01 par value per share, of which 7,747,795 were issued and outstanding as of the date of this prospectus.

The holders of our common stock are entitled to one vote for each share of WashingtonFirst’s common stock owned on each matter submitted to a vote at a meeting of our shareholders. Holders of our common stock may not cumulate their votes in the election of directors. Holders of our common stock generally do not have preemptive rights to acquire any of our additional, unissued or treasury common stock, or securities convertible into or carrying a right to subscribe for or acquire our common stock. However, two institutional investors have contractual subscription rights with respect to additional issuances of equity securities. See “—Registration and Subscription Rights.” Our common stock is not convertible into any of our other securities.

Holders of our common stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by our board of directors and subject to any preferential dividend rights of any then outstanding shares of our preferred stock.

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock are entitled to share pro rata in any distribution of our remaining assets, if any, after all of our other indebtedness has been retired and subject to any preferential rights of any shares of the preferred stock then outstanding.

Certain Provisions of our Articles of Incorporation and Bylaws and Virginia Law Could Have an Anti-Takeover Effect

Certain provisions of our Articles of Incorporation and Bylaws could make our acquisition by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors more difficult. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. These provisions include, among other things:

•	a staggered board of directors;

•	the ability of our board of directors to issue shares of preferred stock without shareholder approval, which preferred stock could have voting, liquidation, dividend or other rights superior to those of the our common stock;

•	the inability of our shareholders to act without a meeting except by unanimous written consent;

•	the inability of our shareholders to call special meetings;

•	limitations on affiliated transactions and control share acquisitions (see “—Affiliated Transactions and Control Share Acquisitions” below);

•	if a two-thirds majority of the our board of directors has not approved certain transactions, such as an amendment to our Articles of Incorporation, merger, share exchange, sale of substantially all of the assets, or dissolution, the transaction must receive the affirmative vote of at least 80% of each group of our shareholders entitled to vote on the transaction in order for the transaction to be approved; and

•	our Bylaws provide that they may be amended by our board of directors.

Registration and Subscription Rights

WashingtonFirst has entered into an investment agreement dated May 3, 2012 with Endicott Opportunity Partners III, L.P., or “Endicott”, and an investment agreement dated June 20, 2012 with Castle Creek Capital Partners IV, L. P., or “Castle Creek.” WashingtonFirst entered into the agreements with Endicott and Castle Creek in connection with the 2012 merger of Alliance into WashingtonFirst. The agreements with each of Endicott and Castle Creek are substantially identical.

WashingtonFirst’s agreements with Endicott and Castle Creek provide them with a contractual subscription right to acquire WashingtonFirst’s common stock in future offerings by WashingtonFirst such that they will be able to maintain their proportionate ownership of WashingtonFirst. The investment agreements also provide these investors demand registration rights commencing three years following the closing of their respective investments, and piggy-back rights in connection with any registration statement filed by WashingtonFirst, subject to certain limitations. The agreements also provide Endicott and Castle Creek the right to (i) appoint one board representative to the WashingtonFirst board so long as the investor holds not less than 4.9% of the outstanding shares of WashingtonFirst’s common stock, (ii) require WashingtonFirst to register the investor’s common stock under certain circumstances, and (iii) receive information that WashingtonFirst and the bank provide to their respective board of directors. As of the date of this prospectus, each of Endicott and Castle Creek has indicated that it has no present plans to exercise its appointment rights, but reserves the right to do so at any time. The agreements also contain indemnification obligations of WashingtonFirst that are customary for transactions of that type.

On December 30, 2014, in connection with the Private Placement described under “About WashingtonFirst Bancshares, Inc.—Recent Developments,” we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Castle Creek Capital Partners IV, L.P, Ithan Creek Investors USB, LLC, Banc Fund VII L.P., Banc Fund VIII L.P., Banc Fund IX L.P., Basswood Capital Management, LLC and the five funds managed by Basswood Capital Management, LLC which hold the common stock purchased: Basswood Financial Long Only Fund, L.P., Basswood Financial Fund, L.P., Basswood Financial Fund, Inc. (A), Basswood Opportunity Fund, Inc. and Basswood Opportunity Partners, LP.

Under the Registration Rights Agreement, we agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission (“SEC”) within 45 days of the closing of the Private Placement for purposes of registering the resale of the shares of common stock issued in the Private Placement and maintain the effectiveness of such registration statement until all such shares have been resold or may be resold pursuant to Rule 144 without restriction.

Affiliated Transactions and Control Share Acquisitions

The Virginia Stock Corporation Act, or “VSCA,” contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, exchanges, mortgages, pledges, transfers or other material dispositions of assets, issuances of securities, dissolutions, and similar transactions with an “interested shareholder.” An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority of the “disinterested directors” (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:

•	the transaction is approved by the holders of two-thirds of the corporation’s voting shares, other than shares beneficially owned by the interested shareholder;

•	the affiliated transaction has been approved by a majority of the disinterested directors; or

•	subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

Under the VSCA’s control share acquisitions law, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1⁄3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:

•	unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

•	among other exceptions, such acquisition of shares is made pursuant to an affiliation agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof.

If authorized in the corporation’s articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for them if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for “fair value.”

These provisions are only applicable to public corporations like us that have more than 300 shareholders. Corporations may provide in their articles of incorporation or bylaws to opt-out of these provisions, but we have not done so.

Restrictions on Ownership

Under the Change in Bank Control Act of 1978, as amended, no individual or group acting in concert may acquire “control” of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve the acquisition of 10% or more of a class of voting stock would, under the circumstances set forth in the presumption, constitute acquisition of control. Under the Change in Bank Control Act of 1978, as amended, the Federal Reserve has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the antitrust effects of the acquisition.

Non-Voting Common Stock

Our Articles of Incorporation authorizes 10,000,000 shares of non-voting common stock, $.01 par value per share, issuable in series from time to time in the discretion of our board of directors. As of the date of this prospectus, there were 1,817,842 shares of non-voting common stock, Series A, which we refer to as the “Series A Stock,” issued and outstanding.

The shares of Series A Stock are identical to shares of our common stock in all respects except as to voting rights and conversion. The shares of Series A Stock have no right to vote on any matter submitted to a vote of our shareholders of the Corporation unless required by law except that, so long as any shares of Series A Stock are issued and outstanding, we may not, without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of the Series A Stock, whether or not such approval is required by Virginia law:

•	alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Series A Stock; or

•	enter into any merger, share exchange or business consolidation unless the Series A Stock is entitled to receive the same per share consideration in such merger, share exchange or business consolidation as the common stock.

The shares of Series A Stock are convertible into an equal number of shares of common stock at the option of the holder of the Series A Stock at any time, provided, however, that no share of the Series A Stock is convertible in the hands of or at the election of the initial purchaser of such shares from WashingtonFirst, referred to as the “Initial Holder,” or an affiliate of such Initial Holder, at any time. Each share of Series A Stock is convertible by a transferee of the Initial Holder who is unaffiliated with the Initial Holder in connection with or after a transfer by the Initial Holder to a third party unaffiliated with such Initial Holder if the transfer complies with one of the following conditions:

•	the transfer is part of a widely distributed public offering of common stock;

•	the transfer is part of an offering that is not a widely distributed public offering of common stock but is one in which no one transferee (or group of associated transferees) of the Series A Stock acquires the rights to purchase in excess of two percent of the voting securities of WashingtonFirst then outstanding (including pursuant to a related series of transfers);

•	the transfer is part of a transfer of common stock to an underwriter for the purpose of conducting a widely distributed public offering; or

•	the transfer is part of a transaction approved by the Federal Reserve, or if the Federal Reserve is not the relevant regulatory authority, any other regulatory authority having jurisdiction.

However, no share of Series A Stock will be so converted if, as a result of such conversion, the holder of such resulting share of common stock would (or would be deemed to), directly or indirectly, own, control or have power to vote more than 9.9% of any class of our voting securities.

Warrants

On June 5, 2012, our wholly-owned subsidiary WashingtonFirst Bank sold $2,500,000 in aggregate principal amount of unrated, subordinated bank capital notes to Community BanCapital, L.P. The notes had a nine year term on the issue date and bear interest at 8% per annum. Interest on the notes is payable quarterly in arrears, with principal due at maturity. The bank may call the notes, without penalty, at any time after June 15, 2015. The notes are subordinated unsecured obligations of the bank and are not guaranteed by us. The notes are subordinate to all deposits and general creditors of the bank.

The notes require us and the bank to provide the holder the same information provided to our common shareholders and permit the holder to have reasonable access to our management and management of the bank. If the bank fails to make any payment due under the notes for a period of 30 days, or the ratio of classified assets to Tier 1 capital of the bank is 40% or greater, the holder of the notes will be entitled (subject to any prior required regulatory approval) to appoint an observer to attend the meetings of our board of directors and the board of directors of the bank and any board committees. If the bank’s failure to pay such amounts extends for a period of 120 days, or the ratio of classified assets to Tier 1 capital of the bank is 70% or greater, then subject to any prior regulatory approval the holder of the notes will be entitled to appoint one representative of the holder to WashingtonFirst’s board of directors. Once appointed, such observer or representative will remain on the board until the expiration of 12 months after payment of all amounts due, or the reduction of the ratio to less than 40% or 70%, as the case may be.

The notes were accompanied by an eight year detachable warrant, issued by us, entitling the holder as of the date of this prospectus to purchase 57,769 of shares of our common stock at an exercise price of $10.82 per share, as adjusted for stock dividends. The warrant is exercisable at any time after June 15, 2013, and at any time in the event of a change of control, as defined in the warrant. The terms of our outstanding warrants will not apply to any warrants offered by a prospectus supplement.

BOOK-ENTRY SECURITIES

Unless otherwise specified in the applicable prospectus supplement, we will issue to investors securities, other than our common stock, in the form of one or more book-entry certificates registered in the name of a depository or a nominee of a depository. Unless otherwise specified in the applicable prospectus supplement, the depository will be The Depository Trust Company, also referred to as DTC. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is owned by a number of direct DTC participants and members of the National Securities Clearing Corporation, the Fixed Income Clearing Corporation, and the Emerging Markets Clearing Corporation (which corporations are also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority, Inc. We have been informed by DTC that its nominee will be Cede & Co., also referred to as Cede. Accordingly, Cede is expected to be the initial registered holder of all securities that are issued in book-entry form.

No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders or beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders or beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of such securities.

DTC has informed us that it is:

•	a limited-purpose trust company organized under New York banking laws;

•	a “banking organization” within the meaning of the New York banking laws;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the Exchange Act.

DTC has also informed us that it was created to:

•	hold securities for “participants”; and

•	facilitate the computerized settlement of securities transactions among participants through computerized electronic book-entry changes in participants’ accounts, thereby eliminating the need for the physical movement of securities certificates.

Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as payments will be forwarded by our agent to Cede, as nominee for DTC. DTC will forward these payments to its participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent, trustee or depositary as registered holders of the securities entitled to the benefits of the certificate, the indenture or any deposit agreement. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with which beneficial owners of securities have accounts are also required by these rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the certificate, the indenture or any deposit agreement only at the direction of one or more participants to whose accounts with DTC the securities are credited.

According to DTC, the information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the book-entry security or DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered;

•	we execute and deliver to the applicable registrar, transfer agent, trustee and/or depositary an order complying with the requirements of the certificate, the indenture or any deposit agreement that the book-entry security will be so exchangeable; or

•	in the case of debt securities, an event of default with respect to the applicable series of debt securities has occurred and is continuing.

Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or depositary, as the case may be, will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

Except as described above:

•	a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depository appointed by us; and

•	DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

None of us, the trustee, any registrar and transfer agent or any depositary, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a book-entry security.

PLAN OF DISTRIBUTION

We may sell all or a portion of the securities offered by this prospectus from time to time directly or through one or more underwriters, broker-dealers or agents. If securities are sold through underwriters or broker-dealers, we will be responsible for underwriting discounts or commissions or agent’s commissions. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. We may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with us to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

Each time that we use this prospectus to sell securities, a prospectus supplement will be provided that contains the specific terms of the offering. The prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the type and amounts of securities underwritten or purchased by each of them; and

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Securities may be sold directly by us or through agents designated from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters in connection with sales of the securities. The securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Securities may be offered by us to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities of a series if they purchase any of such securities.

We may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the prospectus supplement relating thereto. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such securities.

In connection with an offering, the underwriters or other agents may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by an agent of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The agents may also impose a penalty bid. This occurs when a particular agent repays to the agents a portion of the discount received by it because the agents have repurchased securities sold by or for the account of that agent in stabilizing or short-covering transactions.

These activities by the agents may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the agents at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If a dealer is utilized in the sales of securities, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, by us in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, referred to as “remarketing firms”, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the securities remarketed thereby.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

We may authorize underwriters or other persons acting as agents to solicit offers by certain institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

Disclosure in the prospectus supplement of the use by us of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that are described in the prospectus supplement.

Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Other than our common stock, and unless otherwise specified in the applicable prospectus supplement, each class or series of securities offered by this prospectus and the applicable prospectus supplement will be a new issue of securities with no established trading market. The securities of any class or series may or may not be listed on a national securities exchange or a foreign securities exchange, except for the common stock which is currently listed and traded on the Nasdaq Stock Market LLC. We cannot give you any assurance as to the liquidity of or the trading markets for any securities.

VALIDITY OF THE SECURITIES

The validity of the securities offered under this prospectus will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2013 have been audited by BDO USA, LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

1,200,000 Shares

Common Stock

Keefe, Bruyette & Woods

                               A Stifel Company

Raymond James